Exhibit 10.1

REVOLVING/TERM LOAN AGREEMENT

between

EP MEDSYSTEMS, INC.,

and

PROCATH CORPORATION

and

KELTIC FINANCIAL PARTNERS, LP

Dated: as of February 28, 2008

REVOLVING/TERM LOAN AGREEMENT

This REVOLVING/TERM LOAN AGREEMENT (as amended, modified or supplemented from time to time, the “Agreement”) made as of February 28, 2008, by and among

EP MEDSYSTEMS, INC., a New Jersey corporation bearing federal employer identification number 22-3212190 and New Jersey state organizational number 0100541773 and having its principal place of business at 575 Route 73 North, Building D, West Berlin, Camden County, New Jersey 08091 (“MEDSYSTEMS”)

and

PROCATH CORPORATION, a New Jersey corporation bearing federal employer identification number 22-3261466 and New Jersey state organizational number 0100568383 and having its principal place of business at 575 Route 73 North, Building D, West Berlin, Camden County, New Jersey 08091 (“PROCATH”)

and

KELTIC FINANCIAL PARTNERS, LP, a Delaware limited partnership, with a place of business at 580 White Plains Road, Suite 610, Tarrytown, New York 10591 (“Lender”),

W I T N E S S E S   T H A T :

WHEREAS, MEDSYSTEMS and PROCATH have requested that Lender extend a ONE MILLION FIVE HUNDRED THOUSAND AND NO/100 ($1,500,000) DOLLAR revolving credit facility to MEDSYSTEMS and PROCATH on a joint and several basis, the proceeds of which will be used to repay existing indebtedness and to provide working capital and financial support to PROCATH and MEDSYSTEMS.

WHEREAS, MEDSYSTEMS and PROCATH have also requested that Lender extend a ONE MILLION FIVE HUNDRED THOUSAND AND NO/100 ($1,500,000) DOLLAR term loan facility to PROCATH and MEDSYSTEMS on a joint and several basis, the proceeds of which will be used to repay existing indebtedness and to provide working capital and financial support to MEDSYSTEMS and PROCATH based on the value of the Mortgaged Premises defined below.

WHEREAS, Lender is willing to extend the revolving credit facility and the term loan facility on a joint and several basis to PROCATH and MEDSYSTEMS on the terms and subject to the conditions set forth in this Agreement.

AGREEMENT

1. DEFINITIONS. As used herein, the following terms shall have the following meanings (terms defined in the singular shall have the same meaning when used in the plural and vice versa):

1.1 “Account Debtor” shall mean any Person who is or may become obligated under or on account of any Receivable.

1.2 “Affiliate” shall mean any Person: (i) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, either Borrower, (ii) which beneficially owns or holds 5% or more of any class of the voting stock or other equity interest in either Borrower; or (iii) 5% or more of the voting stock or other equity interest of which is beneficially owned or held by either Borrower. For purposes hereof, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting stock or other equity interests, by contract or otherwise.

1.3 “Authenticate” shall mean to sign or to execute or otherwise adopt a symbol, or encrypt or similarly process a record in whole or in part, with the present interest of the authenticating person to identify the person and adopt or accept a Record.

1.4 “Bank Accounts” shall have the meaning given that term in Section 5.23 of this Agreement.

1.5 “Banking Day” shall mean any day on which commercial banks are not authorized or required to close in New York State.

1.6 “Blocked Account” shall have the meaning given that term in Section 2.7(a)(1) of this Agreement.

1.7 “Borrowers” shall mean MEDSYSTEMS and PROCATH.

1.8 “Borrowing Base Certificate” shall mean a borrowing base certificate substantially in the form of Exhibit A attached hereto or as otherwise acceptable to Lender.

1.9 “Capital Expenditure” shall mean, as determined in accordance with GAAP, the dollar amount of gross expenditures (including obligations under capital leases) made or incurred for fixed assets, real property, plant and equipment, and all renewals, improvements and replacements thereto (but not repairs thereof) during any period.

1.10 “Cash Collateral” shall have the meaning given that term in Section 9.20 of this Agreement.

1.11 “Certification as to Liens” means that certification given by Borrowers setting forth the existence or non-existence of liens filed against them.

1.12 “Code” shall mean the Internal Revenue Code of the United States.

1.13 “Collateral“ shall mean all of the Property and interests in Property described in the General Security Agreement, and all other personal property of Borrowers and interests of Borrowers in personal property that now or hereafter secures the payment and performance of any of the Obligations pursuant to any of the Loan Documents or otherwise including, without limitation, any proceeds and insurance proceeds of the foregoing.

1.14 “Compliance Certificate“ shall mean the certificate substantially in the form of Exhibit B attached hereto and made a part hereof.

1.15 “Contract Year” shall mean, during the term of the Revolving Loan and the Term Loan, each consecutive twelve (12) month period commencing on the date hereof and, in each case, ending on the date which is one day prior to the applicable anniversary date hereof.

1.16 “Copyright Security Agreement” is a collective term which means all of the following:

(a)	that certain Copyright Security Agreement executed by MEDSYSTEMS in favor of Lender on even date herewith; and

(b)	all extensions, modifications, refinancings, renewals, substitutions, replacements and/or redatings of either of the foregoing thereof made with the written consent of Lender from time to time hereafter.

1.17 “Default” shall mean an event or condition the occurrence of which would, with the lapse of time or the giving of notice, or both, become an Event of Default, whether or not Lender has declared an Event of Default to have occurred.

1.18 “Deposit Account” shall have the meaning given to such term in the UCC in effect from time to time in the State of New York.

1.19 “EBITDA” shall mean Borrowers’ consolidated total income before interest expense, taxes, depreciation and amortization, all calculated in accordance with GAAP.

1.20 “Eligible Inventory” shall mean Inventory which has been identified and described to Lender’s satisfaction, is represented by Borrowers (by their acceptance of Revolving Loan Advances thereon) as meeting all of the following criteria on the date of any Revolving Loan Advance based thereon and thereafter while any Obligation is outstanding, and is in all other respects acceptable to Lender in Lender’s sole and absolute discretion exercised in good faith:

(a)	Borrowers are the sole owner of the Inventory; none of the Inventory is being held or shipped by Borrowers on a consignment or approval basis; Borrowers have not sold, assigned or otherwise transferred all or any portion thereof; and none of the Inventory is subject to any claim, lien or security interest or subject to any licensing or other such agreement.

(b)	If any of the Inventory is represented or covered by any document of title, instrument or chattel paper, Borrowers are the sole owner of all such documents, instruments and chattel paper, all thereof are in the possession of Borrowers, none thereof has been sold, assigned or otherwise transferred, and none thereof is subject to any claim, lien or security interest.

(c)	The Inventory shall consist of saleable non-obsolete raw materials, finished goods and purchased components with a six month supply or less manufactured or acquired by Borrowers in the ordinary course of Borrowers’ business, as conducted on the date hereof, subject to its contract or sole possession and located only (1) at the Mortgaged Premises and (2) at 575 Route 73 North, Building C, West Berlin, Camden County, New Jersey 08091 (premises leased by MEDSYSTEMS) but only if landlord or bailee waivers in form and substance acceptable to Lender have been executed and delivered to Lender by such landlord or bailee and (3) at locations set forth in Section 5.15 of this Agreement but only if landlord or bailee waivers in form and substance acceptable to Lender have been executed and delivered to Lender by such landlord or bailee and (4) at other locations acceptable to Lender in its sole and absolute discretion exercised in good faith but only if landlord or bailee waivers in form and substance acceptable to Lender have been executed and delivered to Lender by the landlord or bailee of such other locations.

1.21 “Eligible Receivables” shall mean and include only Receivables of Borrowers, the records and accounts of which are located in compliance with Section 5.14 of this Agreement, are acceptable to Lender in Lender’s sole and absolute discretion exercised in good faith, and that arise out of sales in the ordinary course of Borrowers’ business, made by Borrowers to a Person which is not an Affiliate of either Borrower nor an employee of either Borrower nor controlled by an Affiliate of either Borrower, which are not in dispute and which do not then violate any warranty with respect to Eligible Receivables set forth herein or in the General Security Agreement. No Receivable shall be an Eligible Receivable if more than ninety (90) days have passed since the original invoice date or if the invoice was issued prior to the date that the goods or the services described in such invoice were provided. In addition and in all events, Lender may treat any Receivable as ineligible if:

(a)	any warranty contained in this Agreement or in the General Security Agreement with respect to Eligible Receivables or any warranty with respect to such Receivable contained in this Agreement or in the General Security Agreement has been breached; or

(b)	the Account Debtor or any Affiliate of the Account Debtor has disputed liability, or made any claim with respect to such Receivable or with respect to any other Receivable due from such customer or Account Debtor to Borrowers, with respect to any Receivable which Lender, in its sole and absolute discretion exercised in good faith, deems material; or

(c)	the Account Debtor has filed a case for bankruptcy or reorganization under the Bankruptcy Code, or if any case under the Bankruptcy Code has been filed against the Account Debtor, or if the Account Debtor has assigned for the benefit of creditors, or if the Account Debtor has failed, suspended business operations, become insolvent, or had or suffered a receiver or a trustee to be appointed for all or a significant portion of its assets or affairs; or

(d)	if the Account Debtor is also a supplier to or creditor of either Borrower to the extent of the claimed right of offset or if the Account Debtor has or asserts any right of offset with respect to any Receivable or asserts any claim or counterclaim against either Borrower with respect to any Receivable or otherwise, to the extent of the claimed right of offset; or

(e)	it arises from the sale to an Account Debtor outside the United States or Canada (except sales to an Account Debtor located in the province of Quebec is ineligible), unless the sale is on letter of credit, acceptance, foreign credit insurance or other terms acceptable to Lender; or

(f)	fifty (50%) percent or more of the Receivables of any Account Debtor and its Affiliates is ineligible, then all the Receivables of such Account Debtor and its Affiliates may be deemed ineligible by Lender under this Agreement; or

(g)	the total unpaid Receivables of the Account Debtor exceed fifteen (15%) percent of the amount of all Eligible Receivables, but only to the extent of such excess; or

(h)	it relates to a sale of goods or services to the United States of America, or any agency or department thereof, unless the applicable Borrower assigns its right to payment of such Receivable to Lender, in form and substance satisfactory to Lender, so as to comply with the Assignment of Claims Act of 1940, as amended; or

(i)	it relates to sale of goods or services to a state or local governmental authority or an agent or department thereof; or

(j)	it relates to intercompany sales or any Receivable due from an Affiliate of either Borrower; or

(k)	it consists of a sale to an Account Debtor on consignment, bill and hold, guaranteed sale, sale or return, sale on approval, payment plan, scheduled installment plan, extended payment terms or any other repurchase or return basis; or

(l)	the Account Debtor is located in a state in which the applicable Borrower is deemed to be doing business under the laws of such state and which denies creditors access to its courts in the absence of qualifications to transact business in such state or of the filing of any reports with such state, unless the applicable Borrower has qualified as a foreign corporation authorized to do business in such state or has filed all required reports; or

(m)	the Receivable is evidenced by chattel paper or an instrument of any kind, or has been reduced to judgment; or

(n)	the Receivable arises from a sale of goods or services to an individual who is purchasing such goods primarily for personal, family or household purposes; or

(o)	if Lender believes, in its sole and absolute judgment, that collection of such Receivable is insecure or that such Receivable may not be paid by reason of the Account Debtor’s financial inability to pay.

1.22 “Environment” shall mean any water or water vapor, any land surface or subsurface, air, fish, wildlife, biota and all other natural resources.

1.23 “Environmental Laws” shall mean all federal, state and local environmental, land use, zoning, health, chemical use, safety and sanitation laws, statutes, ordinances and codes relating to the protection of the Environment and/or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of “hazardous substances” and the rules, regulations, policies, guidelines, interpretations, decisions, orders and directives of federal, state and local governmental agencies and authorities with respect thereto.

1.24 “Equipment” shall have the meaning given that term in the UCC;

1.25 “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

1.26 “Events of Default” shall have the meaning set forth in Article 12 of this Agreement.

1.27 “Fiscal Year” shall mean with respect to any Person, a year of 365 or 366 days, as the case may be, ending on the last day of December in any calendar year.

1.28 “GAAP” shall mean generally accepted accounting principles consistently applied and maintained throughout the period indicated and consistent with the prior financial practice of Borrowers, except for changes mandated by the Financial Accounting Standards Board or any similar accounting authority of comparable standing. Whenever any accounting term is used herein which is not otherwise defined, it shall be interpreted in accordance with GAAP.

1.29 “General Security Agreement” shall mean the general security agreement of even date herewith executed and delivered by Borrowers to Lender, as the same may be amended, modified or supplemented from time to time.

1.30 “Governmental Rules” shall have the meaning given to such term in Section 5.25 of this Agreement.

1.31 “Indebtedness” shall mean and include all obligations for borrowed money of any kind or nature, including funded debt and unfunded liabilities, contingent obligations under guaranties or letters of credit, and all obligations for the acquisition or use of any fixed asset, including capitalized leases, or improvements which are payable over a period longer than one year, regardless of the term thereof or the Person or Persons to whom the same is payable.

1.32 “Inventory” shall have the meaning given to such term in the General Security Agreement.

1.33 “Loan Documents” shall mean this Agreement, the Certification as to Liens, the Copyright Security Agreement, the General Security Agreement, the Mortgage, the Patent Security Agreement, the Revolving Note, the Term Note, the Trademark and Tradename Agreement and all other documents and instruments to be delivered by Borrowers or any other Person under this Agreement or in connection with the Revolving Loan and the Term Loan or any other Indebtedness or Obligations of Borrowers to Lender, as the same may be amended, modified or supplemented from time to time.

1.34 “Lockbox” shall mean the account or accounts established by Borrowers pursuant to the lockbox agreement among Borrowers, Lender and a financial institution with which the applicable Borrower maintains a depository account into which the proceeds of all Collateral are to be deposited.

1.35 “Material Adverse Effect” shall mean (a) the occurrence of any event or the existence of any condition which, in the sole and absolute discretion of Lender exercised in good faith, (1) materially and adversely changes the business, condition (financial or otherwise), creditworthiness, operations, performance or properties of MEDSYSTEMS or (2)

materially impairs the ability of MEDSYSTEMS to discharge its obligations under the Revolving Loan or (b) the occurrence of any event or the existence of any condition which, in the sole and absolute discretion of Lender exercised in good faith, (1) materially and adversely changes the business, condition (financial or otherwise), creditworthiness, operations, performance or properties of PROCATH or (2) materially impairs the ability of PROCATH to discharge its obligations under the Term Loan or (c) the occurrence of any event or the existence of any condition which, in the sole and absolute discretion of Lender exercised in good faith, materially impairs the value, collectability or salability of the Collateral or the perfection or priority of the liens and security interests granted to Lender herein or which causes Lender to deem itself insecure or (d) the occurrence of any event or the existence of any condition which, in the sole and absolute discretion of Lender exercised in good faith, materially impairs the ability of Borrowers, as a whole, to pay or perform the Obligations in accordance with their terms.

1.36 “Maximum Facility” shall mean THREE MILLION AND NO/100 ($3,000,000) DOLLARS.

1.37 “Mortgage” shall mean that certain mortgage against the Mortgaged Premises dated even date herewith and executed by PROCATH (with the consent and lease subordination executed by PROCATH) for the benefit of Lender so as to secure the repayment of the Obligations and all extensions, modifications, refinancings, renewals, substitutions, replacements and/or redatings thereof made with the written consent of Lender.

1.38 “Mortgaged Premises” means the Mortgaged Premises described in the Mortgage and commonly known as 575 Route 73 North, Building D, Berlin, Camden County, New Jersey 08091.

1.39 “Notice of Borrowing” shall mean a borrowing request in a Record substantially in the form of Exhibit C attached hereto.

1.40 “Obligations” shall mean and include the payment and performance of all loans (including the Revolving Loan and the Term Loan), advances, debts, liabilities, obligations, covenants and duties owing by either Borrower, whether jointly or severally, to Lender of any kind or nature, present or future, whether or not evidenced by any note, guaranty or other instrument, whether or not arising under this Agreement, the other Loan Documents or under any other agreement or by operation of law, whether or not for the payment of money, whether arising by reason of an extension of credit, opening, guaranteeing or confirming of a letter of credit, loan, guaranty, indemnification or in any other manner, whether direct or indirect (including those acquired by purchase or assignment), absolute or contingent, due or to become due, now due or hereafter arising and howsoever acquired including, without limitation, all interest, charges, expenses, commitment, facility, collateral management or other fees, attorneys’ fees and expenses, consulting fees and expenses and any other sum chargeable to either Borrower, whether jointly or severally, and whether under this Agreement, the other Loan Documents or any other agreement with Lender.

1.41 “Patent Security Agreement” is a collective term which means all of the following:

(a)	that certain Patent Security Agreement executed by MEDSYSTEMS in favor of Lender on even date herewith;

(b)	that certain Patent Security Agreement executed by PROCATH in favor of Lender on even date herewith; and

(c)	all extensions, modifications, refinancings, renewals, substitutions, replacements and/or redatings of either of the foregoing thereof made with the written consent of Lender from time to time hereafter.

1.42 “Person” shall mean an individual, partnership, limited liability company, limited liability partnership, corporation, joint venture, joint stock company, land trust, business trust or unincorporated organization, or a government or agency or political subdivision thereof.

1.43 “Plan” shall mean an employee benefit plan or other plan now or hereafter maintained for employees of either Borrower or any subsidiary of either Borrower and covered by Title IV of ERISA.

1.44 “Pledge of Cash Collateral” shall have the meaning given that term in Section 9.20 of this Agreement.

1.45 “Property” shall have the meaning given such term in the General Security Agreement.

1.46 “Receivables” shall have the meaning given to such term in the General Security Agreement.

1.47 “Reconciliation Report” shall mean a report in form satisfactory to Lender, reconciling Borrowers’ month-end Receivable agings, payable agings and Inventory listings to Borrowers’ monthly financial statements, and including (but only if requested) bank reconciliations.

1.48 “Record” shall mean information that is inscribed on a tangible medium or which is stored in an electronic or other medium and is retrievable in perceivable form. If Lender so specifies with respect to a particular type of Record, that type of Record shall be signed or otherwise authenticated by the applicable Borrower.

1.49 “Reportable Event” shall have the meaning assigned to that term in Title IV of ERISA.

1.50 “Revolving Loan” shall mean the revolving loan facility extended by Lender to Borrowers, jointly or severally, pursuant to Article 2 of this Agreement, and all Revolving Loan Advances disbursed by Lender thereunder and all interest thereon and all fees, costs and expenses payable by Borrowers in connection therewith.

1.51 “Revolving Loan Advance” shall mean any loan or advance made by Lender in connection with the Revolving Loan.

1.52 “Revolving Loan Borrowing Capacity” shall have the meaning set forth in Section 2.1 of this Agreement.

1.53 “Revolving Loan Interest Rate” shall mean the per annum rate equal to the greater of: (a) the prime rate published in the “Money Rates” column of The Wall Street Journal from time to time or, in the event that The Wall Street Journal is not available at any time, such rate published in another publication as determined by Lender plus 175 basis points (1.75%) or (b) eight percent (8.00%)—in each instance calculated on the basis of a year consisting of 360 days and paid for the number of days actually elapsed.

1.54 “Revolving Note” shall mean Borrowers’ joint and several promissory note dated on or about even date herewith and given by Borrowers to Lender to evidence the Revolving Loan Advances, as such note may from time to time be extended, modified, refinanced, renewed, substituted, replaced and/or redated with the written consent of Lender.

1.55 “Solvent” shall mean when used with respect to any Person, such Person (i) owns Property the fair value of which is greater than the amount required to pay all of such Person’s Indebtedness (including contingent debts), (ii) owns property the present fair salable value of which is greater than the amount that will be required to pay the probable liabilities of such Person on its then existing Indebtedness as such become absolute and matured, (iii) is able to pay all of its Indebtedness as such Indebtedness matures, and (iv) has capital sufficient to carry on its then existing business.

1.56 “Term Loan” shall mean the $1,500,000 term loan extended by Lender to Borrowers jointly and severally pursuant to Article 2 of this Agreement, and all interest thereon and all fees, costs and expenses payable by Borrowers in connection therewith.

1.57 “Term Loan Collateral Deficiency” shall mean the following:

(a) on days that a Borrowing Base Certificate is submitted by Borrowers to Lender, the amount by which the outstanding principal amount of the Term Loan exceeds the sum of (1) up to eighty-five (85%) percent of the net face amount of Borrowers’ Eligible Receivables (as set forth in the aforesaid Borrowing Base Certificate) PLUS (2) the lesser of $250,000 or up to twenty-five (25%) percent of the Value of Borrowers’ Eligible Inventory (as set forth in the aforesaid Borrowing Base Certificate with Value meaning the lesser of cost or the fair market value of such Inventory) PLUS (3) the lesser of $500,000 or 75% of the fair market value of the Mortgaged Premises based on an appraisal satisfactory to Lender prepared by an independent appraiser satisfactory to Lender and obtained at Borrowers’ expense; and

(b) on days that a Borrowing Base Certificate is not submitted by Borrowers to Lender, the amount by which the outstanding principal amount of the Term Loan exceeds the sum of (1) up to eighty-five (85%) percent of the net face amount of Borrowers’ Eligible Receivables as shown in the last Borrowing Base Certificate submitted by Borrowers to Lender LESS (2) 85% of Borrowers’ cash collections of Accounts Receivable received from the date of the last Borrowing Base Certificate submitted by Borrowers to Lender (determined by reference to Borrowers’ records as available to Lender) PLUS (3) the lesser of $250,000 or up to twenty-five (25%) percent of the Value of Borrowers’ Eligible Inventory (Value meaning the lesser of cost or the fair market value of such Inventory) PLUS (4) the lesser of $500,000 or 75% of the fair market value of the Mortgaged Premises based on an appraisal satisfactory to Lender prepared by an independent appraiser satisfactory to Lender and obtained at Borrowers’ expense.

1.58 “Term Loan Interest Rate” shall mean the per annum rate equal to the greater of: (a) the prime rate published in the “Money Rates” column of The Wall Street Journal from time to time or, in the event that The Wall Street Journal is not available at any time, such rate published in another publication as determined by Lender plus 200 basis points (2.00%) or (b) eight and one-quarter percent (8.25%)—in each instance calculated on the basis of a year consisting of 360 days and paid for the number of days actually elapsed.

1.59 “Term Note” shall mean Borrowers’ joint and several promissory note dated on or about even date herewith and given by Borrowers to Lender to evidence the Term Loan, as such note may from time to time be extended, modified, refinanced, renewed, substituted, replaced and/or redated with the written consent of Lender.

1.60 “Termination Date” shall mean the earlier of the date which is the third anniversary of the date hereof, or the date on which Lender terminates this Agreement pursuant to Section 12.1 of this Agreement.

1.61 “Termination Notice” as defined in Section 3.6 of this Agreement.

1.62 “Trademark and Tradename Agreement” is a collective term which means all of the following:

(a) that certain Trademark and Tradename Security Agreement executed by MEDSYSTEMS in favor of Lender on even date herewith; and

(b) all extensions, modifications, refinancings, renewals, substitutions, replacements and/or redatings of either of the foregoing thereof made with the written consent of Lender from time to time hereafter.

1.63 “UCC” means the Uniform Commercial Code as in effect from time to time.

2. THE REVOLVING LOAN AND THE TERM LOAN.

2.1 Revolving Loan Advances.

(a) Subject to the terms and conditions of this Agreement (including without limitation subsection (b) and subsection (c) below) and relying upon the representations and warranties set forth in this Agreement, for so long as no Default or Event of Default exists, Lender shall lend in its discretion to MEDSYSTEMS and PROCATH on the request of MEDSYSTEMS (acting as agent for itself and for PROCATH), a sum (“Revolving Loan Borrowing Capacity”) equal to the lesser of:

(1)	ONE MILLION FIVE HUNDRED THOUSAND AND NO/100 ($1,500,000) DOLLARS, or

(2)	the sum of (i) up to eighty-five (85%) percent of the net face amount of Borrowers’ Eligible Receivables PLUS (ii) the lesser of $250,000 or up to twenty-five (25%) percent of the Value of Borrowers’ Eligible Inventory PLUS (iii) the lesser of $500,000 or 75% of the fair market value of the Mortgaged Premises based on an appraisal satisfactory to Lender prepared by an independent appraiser satisfactory to Lender and obtained at Borrowers’ expense LESS (iv) the outstanding principal amount of the Term Loan. Value shall mean the lesser of cost or the fair market value of such Inventory. If the calculation set forth in this subparagraph (2) results in a negative number, such amount is intended to be the Term Loan Collateral Deficiency for purposes of this Agreement and Section 9.20 below. In such case, Borrowers will be required to comply with the provisions of Section 9.20 below as they relate to the existence of any such Term Loan Collateral Deficiency. Borrowers will not be permitted to borrow under the Revolving Loan until Borrowers cure the Term Loan Collateral Deficiency. Borrowers’ failure for any reason to cure the Term Loan Collateral Deficiency in the manner required by Section 9.20 below shall be an Event of Default hereunder.

(b) (1) Within the limits of the Revolving Loan Borrowing Capacity and subject to the limitations set forth in this Agreement, MEDSYSTEMS (acting as agent for itself and for PROCATH) may borrow, repay and reborrow Revolving Loan Advances.

(2) Within the limits of the Revolving Loan Borrowing Capacity and subject to the limitations set forth in this Agreement, PROCATH (acting through MEDSYSTEMS as agent for PROCATH) may borrow, repay and reborrow Advances.

(c) The fact that only one Revolving Loan account may be charged on Lender’s books in no way alters or lessens the joint and several liability of both Borrowers under this Agreement for the performance and payment of all the Obligations, it being understood (as also set forth in Section 2.10 below) that EACH BORROWER IS JOINTLY AND SEVERALLY AND UNCONDITIONALLY LIABLE AS A GUARANTOR OF THE PAYMENT AND PERFORMANCE OF THE OBLIGATIONS OF THE OTHER BORROWER, SUCH “GUARANTY” LIABILITY BEING ONE OF PAYMENT, AND NOT MERELY ONE OF COLLECTION

(d) The foregoing shall not prohibit MEDSYSTEMS from transferring and distributing any Revolving Loan proceeds received by it to PROCATH so long as such transfer and distribution is made in the ordinary course of MEDSYSTEMS’ business. The foregoing shall not prohibit PROCATH from transferring and distributing any Revolving Loan proceeds received by it to MEDSYSTEMS so long as such transfer and distribution is made in the ordinary course of PROCATH’s business.

2.2 Overline.

(a) Borrowers acknowledge that Lender has advised Borrowers of each and all of the following:

(1) Lender does not intend to permit Borrowers either separately or in the aggregate to incur Obligations at any time in an outstanding principal amount exceeding the Maximum Facility.

(2) With respect to the Revolving Loan, Lender does not intend to permit Borrowers either separately or in the aggregate (i) to borrow at any time that there exists a Term Loan Collateral Deficiency not cured in the manner required by Section 9.20 below or (ii) to at any time have Revolving Loan Advances outstanding in a principal amount which exceeds the Revolving Loan Borrowing Capacity or which creates or results in a Term Loan Collateral Deficiency.

(3) Lender does not intend to permit the existence of any Term Loan Collateral Deficiency which is not cured in the manner required by Section 9.20 below.

(b) Notwithstanding the foregoing, it is agreed that should the Obligations of Borrowers to Lender incurred under the Revolving Loan exceed the Revolving Loan Borrowing Capacity or should the Obligations of Borrowers to Lender incurred under the Revolving Loan and the Term Loan exceed the Maximum Facility then, all such Obligations in excess of the Revolving Loan Borrowing Capacity or the Maximum Facility shall (a) constitute Obligations under this Agreement, (b) be entitled to the benefit of all security and protection under this Agreement and the other Loan Documents, (c) be secured by the Collateral and (d) be payable immediately without notice or demand by Lender.

2.3 Reserves. The Revolving Loan Borrowing Capacity shall be subject to such reserves as Lender shall deem necessary and proper in Lender’s sole and absolute discretion exercised in good faith. Reserves may be established by Lender from time to time in such manner (including reduction of the advance rates set forth in Subsection 2.1(a) above) and for such reasons as Lender may determine from time to time in Lender’s sole and absolute discretion. Payments, deposits, guaranties or indemnifications made by Lender under any reimbursement agreement, guaranty or similar instrument made in respect of any such instrument may be treated by Lender as Revolving Loan Advances to Borrowers under this Agreement.

2.4 Manner of Borrowing.

(a) Borrowers have requested that, as a convenience to each of them, all requests for Advances and the extension of any other financial accommodations to any of them under this Agreement shall be made only by MEDSYSTEMS, acting in its capacity as agent for itself and for PROCATH.

(b) In furtherance of the foregoing, Borrowers hereby direct, and Lender hereby agrees, that the making of Advances and the extension of any other financial accommodations extended to either Borrower under this Agreement shall be made by MEDSYSTEMS, acting in its capacity as agent as aforesaid.

(c) Borrowers further authorize MEDSYSTEMS, acting in its capacity as agent as aforesaid, to designate any Advance received hereunder and any other financial accommodation extended hereunder as having been made, issued or extended for the account of the Borrower designated by MEDSYSTEMS.

(d) In the absence of any such designation, the request will be deemed to have been made on behalf of MEDSYSTEMS for itself.

(e) Notwithstanding MEDSYSTEMS’ designation (or lack of a designation) as it relates to any such Advance or any such other financial accommodation as having been made or extended for the account of a designated Borrower, Lender will charge the joint and several Revolving Loan account of all Borrowers and may in addition charge a specific loan account of either Borrower also.

(f) The authority of MEDSYSTEMS, acting in its capacity as agent as aforesaid, to so request Advances or other financial accommodations on behalf of, and to bind, Borrowers, shall continue unless and until Lender’s actual receipt of written notice from both Borrowers as to the termination of such authority, which notice must be signed by the respective President of each Borrower, and which notice must be binding on both Borrowers and shall be effective only as to Advances made or financial accommodations extended more than sixty (60) days following Lender’s receipt of such notice. Borrowers understand that Lender’s receipt of any such written notice constitutes an Event of Default under the Loan Agreement.

(g) Notwithstanding the foregoing, it is the intent of this Agreement that each entity named as Borrower shall be considered individually and collectively as a “Borrower” hereunder regardless whether either such entity actually receives the proceeds of the Revolving Loan Advances made hereunder or any financial accommodation provided hereunder and regardless which entity is the source of any Collateral, it being further intended that each entity named as “Borrower” is and shall be jointly and severally liable as a “Borrower” for the payment of all Obligations.

(h) Each Advance shall be requested in an Authenticated Record sent via facsimile or electronic transmission including, without limitation, via e-mail by a Notice of Borrowing executed by an authorized officer of MEDSYSTEMS, not later than 11:00 a.m. Eastern Time on any Banking Day on which a Revolving Loan Advance is requested. Provided that the Borrowers shall have satisfied all conditions precedent set forth in this Agreement, including the reaffirmation of the representations and warranties and covenants as required under Article 10 of this Agreement, and the Borrowers shall have sufficient Revolving Loan Borrowing Capacity to permit an Advance under this Agreement in accordance with Section 2.1 of this Agreement, Lender shall make the Advance to the Borrowers in the amount requested in the Authenticated Record by MEDSYSTEMS in immediately available funds for credit to any account (other than a payroll account) of MEDSYSTEMS as agent as aforesaid at a bank in the United States of America as MEDSYSTEMS may specify (provided, however, that the Borrowers shall pay Lender its usual and customary fees for such transfer). Lender shall not be responsible for any failure of any amount so transferred to be credited to any such account, unless such failure is due to Lender’s gross negligence or willful misconduct.

2.5 Term Loan. Lender agrees to extend the Term Loan on a joint and several basis to Borrowers on the terms and conditions set forth in this Agreement. The Term Loan will bear interest at the rate and will be repaid as set forth herein and in the Term Note.

2.6 Evidence of Borrowers’ Obligations.

(a) Borrowers’ joint and several obligation to pay principal of, and interest on, the Revolving Loan Advances made to Borrowers shall be evidenced by the Revolving Note.

(b) Borrowers’ joint and several obligation to pay principal of, and interest on, the Term Loan shall be evidenced by the Term Note.

(c) In addition to being evidenced by the Revolving Note, all Revolving Loan Advances made by Lender under the Revolving Loan and all interest due on the Revolving Loan and all other amounts due under the Revolving Loan and this Agreement and all payments made on account of principal and/or interest and/or such other amounts may be entered by Lender on its records. The aggregate unpaid principal and/or interest and/or other amounts entered and shown on Lender’s records shall further evidence the principal and/or interest and/or other amounts owing and unpaid on the Revolving Loan and this Agreement.

(d) In addition to being evidenced by the Term Note, the Term Loan advance made by Lender under the Term Loan and all interest due on the Term Loan and all other amounts due under the Term Loan and this Agreement and all payments made on account of principal and/or interest and/or such other amounts may be entered by Lender on its records. The aggregate unpaid principal and/or interest and/or other amounts entered and shown on Lender’s records shall further evidence the principal and/or interest and/or other amounts owing and unpaid on the Term Loan and this Agreement.

2.7 Collections/Balance/Statements, etc.

(a) Collection and Remittance.

(1) Borrowers agree to and shall establish and maintain, and hereby permits Lender to establish and maintain, one or more demand deposit accounts in

Lender’s name at one or more other financial institutions of Lender’s choosing. Included in the foregoing is any demand deposit account created and utilized by Lender by operation of Section 9.20 below because of the existence of any Term Loan Collateral Deficiency. Each such demand deposit account is called a “Blocked Account” in this Agreement. Borrowers agree that each Blocked Account is owned by Lender and holds funds of Lender and not funds of either Borrower. Each Borrower understands, acknowledges and agrees that it has rights in and to a Blocked Account only to the extent that funds in any such account exceeds the Obligations after this Agreement has been terminated and the Obligations have been indefeasibly paid in full. Each Borrower hereby authorizes Lender to effect the repayment of the Obligations on a continuing and continual basis, either daily or on another frequency determined by Lender, by Lender’s transfer, withdrawal or “sweep” of all funds on deposit in the Blocked Accounts.

(2) Each Borrower also covenants and agrees that it shall open a Lockbox over which Lender shall have the sole power of withdrawal. On the date hereof, Lockboxes are maintained as set forth on Schedule 2.6. All proceeds of Collateral whether cash, checks, drafts, notes, acceptances or other forms of payment, if received by either Borrower, shall be received by the applicable Borrower in trust for Lender, and each Borrower agrees to deliver or cause to be delivered, such payments forthwith, in the identical form in which received, to Lender or to the Lockbox, as Lender shall require from time to time. Collected funds in the Lockbox shall be swept daily and the proceeds deposited to the Blocked Accounts to be processed against the Obligations as aforesaid or deposited into an account of Lender or of either Borrower as Lender shall elect.

(b) Determination of Balance of Revolving Loan. In determining the outstanding balance of the Revolving Loan, (i) available funds in the Lender’s account at Harris Trust and Savings Bank, Chicago, Illinois 60690, Account Name: Keltic Financial Partners, LP, Account No. 3117009, ABA #071000288 (or such other account as Lender may direct from time to time), before 2 p.m. Eastern Time of a Banking Day will be credited on that Banking Day, and thereafter on the following Banking Day, and shall be applied to pay late charges, accrued and unpaid interest, principal, escrows (if any), and any other fees, costs and expenses and other of the Obligations for which Borrowers are obligated to Lender, in such order as Lender may elect from time to time in its sole discretion; (ii) any other form of funds received by Lender will be credited and applied as set forth above on the Banking Day when Lender has received notification that such funds are collected and available to Lender if before 2 p.m. (Eastern Time), and thereafter on the following Banking Day; (iii) all credits shall be conditional upon final payment to Lender in cash or solvent credits of the items giving rise to them and, if any item is not so paid, the amount of any credit given for it shall be charged to the balance of the Revolving Loan whether or not the item is returned; and (iv) for the purpose of computing interest on the Revolving Loan and other Obligations, interest shall continue to accrue on the amount of any payment credited to the Revolving Loan balance by Lender for a period of two (2)Banking Days after the date so credited.

2.8 Payment on Termination Date. Notwithstanding anything herein to the contrary, the entire outstanding principal balance of the Revolving Loan and the Term Loan, plus all accrued and unpaid interest thereon and all fees and other amounts payable under this Agreement and the Loan Documents, shall be due and payable in full, on the Termination Date.

2.9 Borrowers’ Absolute Guaranty Obligations.

(a) Guaranty of Payment. As it relates to each Borrower’s Obligations owed to Lender, the other Borrower hereby absolutely, unconditionally and irrevocably guarantees to Lender as a primary obligor and not as a mere surety the punctual payment and performance of all those Obligations.

(b) Obligations Unconditional. The aforesaid guaranty obligations (the “Guaranty”) shall remain in full force and effect until all Obligations and all sums due hereunder are paid in full, irrespective of any interruptions in the business relationships of either Borrower with Lender. Each Borrower’s Guaranty hereunder shall not be affected, modified or impaired by any state of facts or the happening from time to time of any event, including, without limitation, any of the following, whether or not with notice to or the consent of either Borrower:

(1)	the invalidity, irregularity, illegality or unenforceability of, or any defect in any Loan Document or any Collateral;

(2)	any present or future law or order of any government (de jure or de facto) or of any agency thereof purporting to reduce, amend or otherwise affect any Loan Document or any other obligation of either Borrower or any other guarantor of the Obligations or any other terms of payment;

(3)	Lender’s waiver compromise, settlement, release or termination of any or all of the obligations, covenants or agreements of the other Borrower under any Loan Document or of any other guarantor of the Obligations or any part thereof, or of any other party who has given collateral as security for the payment of the Obligations or any part thereof

(4)	Lender’s failure to give notice to either Borrower of the occurrence of an event of default under any Loan Document;

(5)	the loss, impairment by Lender, release by Lender (whether with or without consideration), sale, exchange, surrender or other change in any Collateral;

(6)	the extension of the time for payment of any principal of or interest on the Obligations or of the time for performance of any other obligations, covenants or agreements under or arising out of any Loan Document or the extension or the renewal of any thereof;

(7)	the modification or amendment (whether material or otherwise) of any obligation, covenant or agreement set forth in any Loan Document;

(8)	the performance of, or the omission to perform, any of the actions referred to in any Loan Document;

(9)	any failure, omission or delay on the part of Lender to enforce, assert or exercise any right, power or remedy conferred on the Lender in any Loan Document;

(10)	the voluntary or involuntary liquidation, dissolution, sale or other disposition of all or substantially all the assets, marshaling of assets and liabilities, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition with creditors or readjustment of, or other similar proceedings affecting either Borrower or the assets of either of them, or any allegation or contest of the validity of any Loan Document;

(11)	the default or failure of either Borrower to fully perform any obligations set forth herein;

(12)	any event or action that would, in the absence of this paragraph, result in the release or discharge of either Borrower from the performance or observance of any Guaranty obligation, covenant or agreement contained herein (other than payment in full of the Obligations or a written release provided by Lender to the applicable Borrower); or

(13)	any other circumstances which might otherwise constitute a legal or equitable discharge or defense of a surety or a guarantor.

(c) Waiver by the Borrowers (as Guarantors). Each Borrower (in its capacity as a guarantor) hereby waives:

(1)	notice of acceptance of the Guaranty;

(2)	diligence, presentment and demand for payment of any of the Obligations;

(3)	protest and notice of protest, dishonor or default with respect to any sums due under any of the Obligations;

(4)	any and all notices to which either Borrower (in its capacity as a guarantor) might otherwise be entitled;

(5)	any demand for payment under the Guaranty;

(6)	any and all defenses to payment including, without limitations any defenses and counterclaims of either of the Borrowers or any other guarantor of the Obligations based upon fraud, negligence or the failure of any condition precedent or claims of offset or defenses involving the invalidity, irregularity or unenforceability of all or any part of the liabilities herein guaranteed or any defense otherwise available to either of the Borrowers or any other guarantor of the Obligations.

Until such time as the Obligations are paid in full and the Lender has received all other sums due under the terms of the Loan Documents, each Borrower waives any and all rights of subrogation, reimbursement, indemnity, exoneration, contribution or any other claim which either Borrower may now or hereafter have against the other Borrower or any other person directly or contingently liable for the Obligations guaranteed hereunder, or against or with respect to the property of either Borrower (including, without limitation, property collateralizing the Obligations), arising from the existence or performance of the Guaranty and whether or not such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise.

(d) Nature of Guaranty. The Guaranty is a guaranty of payment and not of collection and each Borrower hereby waives the right to require that any action be brought first against the other Borrower or any other person directly or contingently liable for the Obligations guaranteed hereunder, or to require that resort be made to any security or to any balance of any deposit account or credit on the books of Lender in favor of either of the Borrowers or of any other person directly or contingently liable for the Obligations guaranteed hereunder.

(e) Continuation of Guaranty. Each Borrower further agrees that the Guaranty obligations hereunder shall continue to be effective or reinstated, as the case may be, if at any time payment or any part thereof of any sums due under any of the Obligations is rescinded or must otherwise be restored by Lender upon the bankruptcy or reorganization of either of the Borrowers, or any other person directly or contingently liable for the Obligations guaranteed hereunder, or otherwise.

2.10 Subordination of Debt. Each Borrower hereby subordinates to the prior payment of the Obligations any and all indebtedness now or hereafter owed to it by the other Borrower. Each Borrower also agrees with Lender that, from and after the date whereon Lender notifies such Borrower that an Event of Default has occurred hereunder and is continuing, such Borrower shall not demand or accept any payment from the other Borrower of any such indebtedness, shall not claim any offset or other reduction of the guarantying Borrower’s liabilities hereunder because of any such indebtedness and shall not take any action to obtain any interest in any of the Collateral; provided, however, that, if Lender so requests, such indebtedness shall be collected, enforced and received by the guarantying Borrower as trustee for Lender and paid over to Lender on account of the Obligations, but without reducing or affecting in any manner the Guaranty liability of the guarantying Borrower under the other provisions of the Guaranty except to the extent the Obligations shall have been reduced by such payment.

3. LENDER’S COMPENSATION.

3.1 Interest on Revolving Loan Advances. Borrowers shall pay interest monthly, in arrears, on the first day of each month, commencing April 1, 2008, on the average daily unpaid principal amount of the Revolving Loan at a fluctuating rate which is equal to the Revolving Loan Interest Rate. Notwithstanding the foregoing, on and after the occurrence of an Event of Default, Borrowers shall pay interest on the Revolving Loan at a rate which is three and one-half percent (3.5%) per annum above the Revolving Loan Interest Rate; provided, however, in no event shall any interest to be paid under this Agreement or under any Loan Document exceed the maximum rate permitted by law.

3.2 Interest on Term Loan. Borrowers shall pay interest monthly, in arrears, on the first day of each month, commencing April 1, 2008, on the outstanding unpaid principal amount of the Term Loan at a fluctuating rate which is equal to the Term Loan Interest Rate. Notwithstanding the foregoing, on and after the occurrence of an Event of Default, Borrowers shall pay interest on the Term Loan at a rate which is three and one-half percent (3.5%) per annum above the Term Loan Interest Rate; provided, however, in no event shall any interest to be paid under this Agreement or under any Loan Document exceed the maximum rate permitted by law.

3.3 Commitment and Closing Fee. Borrowers shall have paid to Lender on or before the date of this Agreement Forty-Five Thousand and 00/100 Dollars ($45,000.00) as a non-refundable commitment and closing fee.

3.4 Facility Fee. Borrowers shall pay to Lender monthly, in arrears, on the first day of each month (commencing on the first day of the first calendar month after the date hereof), a facility fee in an amount equal to one percent (1%) per annum of the Maximum Facility, which facility fee, despite permitted monthly installment payments, is deemed earned in full for each year on the date hereof and on each anniversary hereof.

3.5 Collateral Management Fee. Borrowers shall pay to Lender monthly, in arrears, on the first day of each month, commencing on the first day of the first calendar month after the date hereof, a collateral management fee in an amount of One Thousand Two Hundred and Fifty and 00/100 Dollars ($1,250.00). Notwithstanding the foregoing, on and after the occurrence of an Event of Default, Borrowers shall pay to Lender monthly, in arrears, on the first day of each month, commencing on the first day of the first calendar month after the occurrence of an Event of Default, a collateral management fee in an amount of Two Thousand Five Hundred and 00/100 Dollars ($2,500.00).

3.6 Field Examination/Appraisal Fees. Borrowers shall promptly reimburse Lender for all costs and expenses associated with periodic field examinations and fixed asset, inventory, real estate and environmental appraisals performed by Lender and its agents, as from time to time deemed necessary by Lender.

3.7 Liquidated Damages. If Borrowers prepay the principal of the Revolving Loan to Lender (other than from time to time from working capital or from proceeds arising from the sale of Inventory and Receivables) or if Borrowers prepay the principal of the Term Loan to Lender (other than required monthly installments of principal) or if the outstanding Obligations become due prior to the Termination Date for any reason or no reason, Borrowers shall pay to Lender at the time of such prepayment, liquidated damages in an amount equal to: (a) five percent (5%) of the Maximum Facility if the prepayment is made before the first anniversary of the date hereof; and (b) two percent (2%) of the Maximum Facility if the prepayment is made on or after the first anniversary of the date but before the second anniversary of the date hereof and (c) one percent (1%) of the Maximum Facility if the prepayment is made on or after the second anniversary of the date but before the third anniversary of the date hereof. Partial prepayments of the Revolving Loan (except as set forth specifically above) and the Term Loan (except as set forth specifically above) are not allowed. Borrower may not prepay one loan facility without paying the other in full. Borrowers shall give Lender at least ninety (90) days’ advance written notice (“Termination Notice”) of Borrowers’ election to prepay the Term Loan and to terminate the availability of the Revolving Loan under this Agreement prior to the Termination Date. The Termination Notice shall be irrevocable and shall specify the effective date of such termination, which effective date shall not be less than ninety (90) days after the giving of the Termination Notice and shall be in no event later than the Termination Date. After the Termination Date, Lender shall have no obligation to make any Revolving Loan Advance(s) to Borrowers.

3.8 Computation of Interest and Fees. All interest and fees under this Agreement shall be computed on the basis of a year consisting of three hundred sixty (360) days for the number of days actually elapsed.

3.9 Payments. All payments with respect to the Obligations shall either be charged by Lender to Borrowers’ account, charged as a Revolving Loan Advance or made by Borrowers to Lender in U.S. currency and without any defense, offset or counterclaim of any kind, at 580 White Plains Road, Suite 610, Tarrytown, New York 10591, or to such other address as Lender shall specify, by 12:00 noon New York, New York time on the date when due. Whenever any payment to be made shall otherwise be due on a day that is not a Banking Day, such payment shall be made on the next succeeding Banking Day and such extension of time shall be included in computing interest in connection with any such payment. Lender may make a Revolving Loan Advance to reimburse itself for any payments on the Obligations (including fees and expenses payable by Borrowers), which are not paid when due, without notice or demand to Borrowers. Any delay or failure by Lender submitting any invoice for such interest or fee or in the making of a Revolving Loan Advance against the Revolving Loan shall not discharge or relieve Borrowers of their obligation to make such interest or fee payment.

4. APPLICATION OF PROCEEDS. The proceeds of the Revolving Loan

Advances shall be used solely by Borrowers to affect the acquisition of certain assets allowed by Section 9.1 below, to repay existing indebtedness incurred in connection therewith, and for working capital needed in the normal operation of Borrowers’ business.

5. INDUCING REPRESENTATIONS. In order to induce Lender to make the Revolving Loan and the Term Loan, Borrowers make the following representations and warranties to Lender:

5.1 Organization and Qualifications.

(a) MEDSYSTEMS is a corporation organized and existing pursuant to the laws of the State of New Jersey having its principal place of business at 575 Route 73 North, Building D, Township of West Berlin, Camden County, New Jersey 08091. MEDSYSTEMS’ federal tax identification number is 22-3212190. Its New Jersey state organizational identification number is 0100541773. On the date hereof, MEDSYSTEMS is not qualified to do business in any state other than the state of New Jersey.

(b) PROCATH is a corporation organized and existing pursuant to the laws of the State of New Jersey having its principal place of business at 575 Route 73 North, Building D, Township of West Berlin, Camden County, New Jersey 08091. PROCATH’s federal tax identification number is 22-3261466. Its New Jersey state organizational identification number is 0100568383. On the date hereof, PROCATH is not qualified to do business in any state other than the state of New Jersey.

5.2 Name and Address.

(a) During the preceding five (5) years, MEDSYSTEMS has not been known by nor has used any other name, whether corporate, fictitious or otherwise, except as set forth on Schedule 5.2 attached hereto. MEDSYSTEMS’ office is at the address set forth above.

(b) During the preceding five (5) years, PROCATH has not been known by nor has used any other name, whether corporate, fictitious or otherwise, except as set forth on Schedule 5.2 attached hereto. PROCATH’s office is at the address set forth above.

5.3 Structure. Borrowers have no subsidiaries or Affiliates, except as set forth on Schedule 5.3 attached hereto.

5.4 Legally Enforceable Agreement. The execution, delivery and performance of this Agreement, each and all of the other Loan Documents and each and all other instruments and documents to be delivered by each Borrower or its Affiliates under this Agreement and the creation of all liens and security interests provided for herein are within each Borrower’s corporate powers, have been duly authorized by all necessary or proper corporate action (including the consent of shareholders where required), are not in contravention of any agreement or indenture to which either Borrower is a party or by which it is bound, or of the Certificate of Incorporation or By-Laws of either Borrower, and are not in contravention of any provision of law and the same do not require the consent or approval of any governmental body, agency, authority or any other Person which has not been obtained and a copy thereof furnished to Lender.

5.5 Solvent Financial Condition. Each Borrower is Solvent.

5.6 Financial Statements. Borrowers’ internally prepared quarterly year-to-date financial statements for the period ending September 30, 2007, copies of which have been delivered to Lender, fairly present Borrowers’ financial condition and results of operations as relevant and as of such dates and there have been no material changes since such dates. Borrowers have no contingent liabilities, liabilities for taxes, unusual forward or long-term commitments, or unrealized or unanticipated losses from any unfavorable commitments, which were not disclosed in such financial statements or the notes thereto.

5.7 Joint Ventures. Borrowers are not engaged in any joint venture or partnership with any other Person except those set forth on Schedule 5.7 attached hereto.

5.8 Real Estate. Attached hereto as Schedule 5.8 is a list showing all real property owned or leased by Borrowers, and if leased, the correct name and address of the landlord and the date and term of the applicable lease.

5.9 Patents, Trademarks, Copyrights and Licenses. Borrowers own or possess all the patents, trademarks, service marks, trade names, copyrights and licenses necessary for the present and planned future conduct of its business without any conflict with the rights of others. All such patents, trademarks, service marks, trade names, copyrights, licenses and other similar rights are listed on Schedule 5.9 attached hereto.

5.10 Existing Business Relationship. There exists no actual or threatened termination, cancellation or limitation of, or any adverse modification or change in, the business relationship of either Borrower with any supplier, customer or group of customers whose purchases individually or in the aggregate could have a Material Adverse Effect on either Borrower.

5.11 Investment Company Act: Federal Reserve Board Regulations. Neither Borrower is an “investment company”, or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company”, as such terms are defined in the Investment Company Act of 1940, as amended (15 U.S.C. §§ 80(a)(1), et seq.). The making of the Revolving Loan and the Term Loan under this Agreement by Lender, the application of the proceeds and repayment thereof by Borrowers and the performance of the transactions contemplated by this Agreement will not violate any provision of such Act, or any rule, regulation or order issued by the Securities and Exchange Commission thereunder. Borrowers do not own any margin security as that term is defined in Regulation U of the Board of Governors of the Federal Reserve System and the proceeds of the Revolving Loan and the Term Loan made pursuant to this Agreement will be used only for the purposes contemplated under this Agreement. None of the proceeds will be used, directly or indirectly, for the purpose of purchasing or carrying any margin security or for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry margin security or for any other purpose which might cause either the Revolving Loan and the Term Loan to be a

“purpose credit” within the meaning of said Regulation U or Regulations T or X of the Federal Reserve Board. Borrowers will not take, or permit any agent acting on its behalf to take, any action which might cause this Agreement or any document or instrument delivered pursuant hereto to violate any regulation of the Federal Reserve Board.

5.12 Tax Returns. Borrowers have filed all tax returns (federal, state or local) required to be filed and paid all taxes shown thereon to be due including interest and penalties or have provided adequate reserves therefor except where the failure to file any such tax return would not have a Material Adverse Effect. No assessments have been made against Borrowers by any taxing authority nor has any penalty or deficiency been made by any such authority. To Borrowers’ knowledge, no federal income tax return of Borrowers is presently being examined by the Internal Revenue Service nor are the results of any prior examination by the Internal Revenue Service or any State or local tax authority being contested by Borrowers.

5.13 Litigation. Except as disclosed in Schedule 5.13, no action or proceeding is now pending or, to the knowledge of Borrowers, is threatened against either Borrower at law, in equity or otherwise, before any court, board, commission, agency or instrumentality of the federal or state government or of any municipal government or any agency or subdivision thereof, or before any arbitrator or panel of arbitrators, and neither Borrower has accepted liability for any such action or proceeding. Except as disclosed in Schedule 5.13, there is no proceeding pending before any governmental agency (federal, state or local) and, to the best of Borrowers’ knowledge, no investigation has been commenced before any such governmental agency the effect of which, if adversely decided, would or could, have a Material Adverse Effect.

5.14 Receivables Locations. Annexed hereto as Schedule 5.14 is a list showing all places at which Borrowers maintain, or will maintain, records relating to Receivables.

5.15 Inventory Locations. Annexed hereto as Schedule 5.15 is a list showing all places where Borrowers maintain, or will maintain, Inventory. Such list indicates whether the premises are owned or leased by Borrowers or whether the premises are the premises of a warehouseman or other third party, and if owned by a third party, the name and address of such third party.

5.16 Equipment List and Locations. Annexed hereto as Schedule 5.16 is a list showing all of Borrowers’ equipment, and describing the places where the same is located. Such list indicates whether such premises are owned or leased by the applicable Borrower or whether the premises are the premises of another third party, and if leased, the name and address of such third party.

5.17 Title/Liens.

(a) Borrowers have good and marketable title to the Collateral as sole owner thereof.

(b) There are no existing liens on any Property of either Borrower except for liens in favor of Lender and liens described in Schedule 5.17.

(c) None of the Collateral is subject to any prohibition against encumbering, pledging, hypothecating or assigning the same or requires notice or consent in connection therewith.

5.18 Existing Indebtedness. Borrowers do not have any existing Indebtedness except the Indebtedness described in Schedule 5.18.

5.19 ERISA Matters. Borrowers do not maintain any Plan and represents that it will not institute a Plan during the term of this Agreement.

5.20 O.S.H.A. Borrowers have duly complied with, and its facilities, business, leaseholds, equipment and other property are in compliance in all respects with, the provisions of the federal Occupational Safety and Health Act and all rules and regulations thereunder and all similar state and local Governmental Rules except where the failure to comply will not result in a Material Adverse Effect. There are no outstanding citations, notices or orders of non-compliance issued to Borrowers or relating to their facilities, business, leaseholds, equipment or other property under any such Governmental Rules which have a Material Adverse Effect.

5.21 Environmental Matters.

(a) (1) No Property owned or used by Borrowers is or has been used by Borrowers for the generation, manufacture, refining, transportation, treatment, storage, handling or disposal of any “hazardous substances” or “hazardous wastes”.

(2) The following are all of the Standard Industrial Classification Codes applicable to the properties and operations of MEDSYSTEMS: 3841.

(3) The following are all of the Standard Industrial Classification Codes applicable to the properties and operations of PROCATH: 3841.

(b) To Borrowers’ knowledge, each Borrower is in compliance with all applicable Environmental Laws.

(c) To Borrowers’ knowledge, there has been no contamination or release of hazardous substances at, upon, under or within any Property owned or leased by Borrowers.

(d) To Borrowers’ knowledge, there are not now and never have been above-ground or underground storage tanks at any Property owned or leased by Borrowers.

(e) To Borrowers’ knowledge, all permits and authorizations required under Environmental Laws for all operations of Borrowers have been duly issued and are in full force and effect, including but not limited to those for air emissions, water discharges and treatment, storage tanks and the generation, treatment, storage and disposal of hazardous substances.

(f) To Borrowers’ knowledge, there are no past, pending or, to Borrowers’ knowledge, threatened environmental claims against Borrowers or any Property owned or leased by Borrowers; and to Borrowers’ knowledge, there is no condition or occurrence on any Property owned or leased by Borrowers that could be anticipated (1) to form the basis of an environmental claim against Borrowers or their properties or (2) to cause any Property owned or leased by Borrowers to be subject to any restrictions on its ownership, occupancy or transferability under any Environmental Law.

(g) To Borrowers’ knowledge, no portion of any Property owned or leased by Borrowers contains asbestos-containing material that is or threatens to become friable.

(h) The representations and warranties set forth in this Section 5.21 shall survive repayment of the Obligations and the termination of this Agreement and the other Loan Documents.

5.22 Labor Disputes. There are no pending or, to Borrowers’ knowledge, threatened labor disputes which could have a Material Adverse Effect.

5.23 Location of Banking and Securities Accounts. Annexed hereto as Schedule 5.23 is a complete and accurate list of all deposit, checking and other bank accounts, all securities and other accounts maintained with any broker dealer and all other similar accounts maintained by Borrowers (collectively, “Bank Accounts”), together with a description thereof.

5.24 Compliance With Laws.

(a) Each Borrower is in compliance with all federal, state and local governmental rules, ordinances and regulations (“Governmental Rules”) applicable to its ownership or use of properties or the conduct of its business except where the failure to comply will not result in a Material Adverse Effect.

(b) On March 26, 2007, the United States Department of Treasury, Office of Foreign Assets Control (“OFAC”) settled claims of violations by MEDSYSTEMS of the Iranian Transactions Regulations arising out of MEDSYSTEMS’ October 2003 voluntary disclosure that sales of WorkMate brand cardiac monitoring workstations were made during the period October 1999 – March 2004 (the “Iranian Export Violations”) without proper licensing by MEDSYSTEMS’ foreign distributors to hospitals in Iran. Under the settlement agreement order, MEDSYSTEMS’ was required to pay a $33,000 fine and take compliance steps as follows:

(1)	provide OFAC with a written statement signed by MEDSYSTEMS (A) confirming that MEDSYSTEMS has not been involved in any violation of an OFAC transaction since the date of the aforesaid voluntary disclosure or (B) detailing any violations by MEDSYSTEMS uncovered since such date;

(2)	provide a detailed description of the internal control system by which MEDSYSTEMS monitors suspicious activity and ensures that it does not violate any OFAC sanctions.

(3)	institute no later May 11, 2007 regular OFAC-compliance training of all staff who oversee high-risk transactions;

(4)	review both the mailing addresses and permanent addresses in MEDSYSTEMS’ client databases to identify OFAC sanctions targets, and if any are found to exist, take appropriate action with respect thereto in compliance with applicable OFAC Regulations;

(5)	obtain and maintain records of appropriate information about the parties with whom MEDSYSTEMS does business, including locations and ultimate destinations of any export transactions in which MEDSYSTEMS is involved;

(6)	review all Code W-9 forms, if any, in MEDSYSTEMS’ files to confirm compliance with both Code Regulations and OFAC Regulations; and

(7)	through March 2010, audit its activities for violations of any OFAC sanctions and annually provide to OFAC a written summary of the findings signed by MEDSYSTEMS or it s duly authorized representative.

MEDSYSTEMS represents and warrant that it is in compliance with the OFAC settlement order and a copy of its required annual OFAC audit summary is attached hereto as Schedule 5.24. Borrowers represent and warrant that there are no OFAC violations have occurred since the date of MEDSYSTEMS’ October 2003 voluntary disclosure.

(c) On November 3, 2006, the United States Department of Commerce, Bureau of Industry and Safety (“BIS”) entered into a settlement order with MEDSYSTEMS which settled administrative claims arising out of the Iranian Export Violations. A related criminal investigation commenced by the United States’ Attorney Office of the District of New Jersey resulted in an advice from such office in March 2006 that a criminal matter would not be prosecuted. A copy of the favorable disposition by the United States’ Attorney Office of the District of New Jersey is attached hereto as Schedule 5.24. Borrowers are not aware of any administrative or criminal investigation proceeding with respect to its sales and that all foreign sales are in compliance with law.

(d) The Security and Exchange Commission commenced administrative proceedings to determine whether the Iranian Export Violations constituted federal security law violations. A copy of the current status of such investigation is attached hereto as Schedule 5.24.

5.25 No Other Violations. Neither Borrower is in violation of any term of its Certificate of Incorporation or By-laws. No event or condition has occurred or is continuing which constitutes or results in (or would constitute or result in, with the giving of notice, lapse of time or other condition) (a) a material breach of, or a material default under, any agreement, undertaking or instrument to which either Borrower is a party or by which it or any of its Property may be affected, or (b) the imposition of any lien on any Property of either Borrower.

5.26 Survival of Representations and Warranties. Each Borrower covenants, warrants and represents to Lender that all of its representations and warranties contained in this Agreement or in any other Loan Documents shall be true at the time of each Borrower’s execution of this Agreement and the other Loan Documents, and Lender’s right to bring an action for breach of any such representation or warranty or to exercise any remedy under this Agreement based upon the breach of such representation or warranty shall survive the execution, delivery and acceptance hereof by Lender and the closing of the transactions described herein or related hereto until the Obligations are finally and irrevocably paid in full. The representations and warranties of each Borrower contained in this Agreement or in any other Loan Documents shall be deemed to be restated and reconfirmed by Borrowers’ submission of each Borrowing Base Certifications for the duration of the term, or the extended or renewed term or terms hereof.

6. FINANCIAL STATEMENTS AND INFORMATION; CERTAIN NOTICES TO LENDER. So long as either Borrower shall have any Obligations to Lender under this Agreement, Borrowers shall deliver to Lender, or shall cause to be delivered to Lender in form satisfactory to Lender:

6.1 Borrowing Base Certificate.

(a) Contemporaneously with Each Borrowing Request: Contemporaneously with each request for a Revolving Loan Advance, a satisfactorily completed and executed Borrowing Base Certificate in the form attached as Exhibit A hereto, together with sales journals, cash receipts journals and detailed sales credit reports (including the reporting required by Section 3.2(c) of the General Security Agreement);

(b) Weekly: Weekly (on or before Tuesday of each week as of the preceding week end), a satisfactorily completed and executed Borrowing Base Certificate in the form attached as Exhibit A hereto, together with sales journals, cash receipts journals, detailed sales credit reports and an aged detail of accounts receivable and the reporting required by Section 3.2(c) of the General Security Agreement;

(c) Monthly: Monthly (within two (2) days after the end of each month), a satisfactorily completed and executed Borrowing Base Certificate in the form attached as Exhibit A hereto, together with sales journals, cash receipts journals, detailed sales credit reports and an aged summary of accounts receivable and the reporting required by Section 3.2(c) of the General Security Agreement.

6.2 Monthly Reports. Within fifteen (15) days after the end of each month, a detailed accounts receivable aging, a detailed accounts payable aging, a summary perpetual inventory report, a collateral update certificate, and a Reconciliation Report of Borrowers for such month, all in form satisfactory to Lender, prepared by the applicable Borrower and if Lender so requests, customer statements.

6.3 Monthly Financial Statements. Within thirty (30) days after the end of each calendar month, each of the following:

(a)	a copy of Borrowers’ consolidated and consolidating monthly financial statements, internally prepared by Borrowers’ management and substantially in the same form (except for notes to the financial statements) as required for Borrowers’ annual financial statements and showing Borrowers’ assets and liabilities at the end of said calendar month and year to date and the results of their operations during said calendar month and year to date, said statements to be certified by the principal financial officer of Borrowers as having been prepared in accordance with GAAP and being correct and complete subject only to year end adjustments; and

(b)	the Compliance Certificate.

6.4 Quarterly Financial Statements. Not in limitation of the right of Lender to request other information, as soon as available and in any event within 45 days after the end of each of Borrowers’ first, second and third fiscal quarters, each of the following:

(a)	Borrowers’ quarterly report on Form 10-Q or, if Borrowers are no longer required to file reports with the Securities and Exchange Commission, their balance sheet (consolidated and consolidating with each other) as of the end of each such fiscal quarter and year-to-date and their statements of operations (consolidated and consolidating with each other) for such periods, all in reasonable detail and in each case duly prepared in accordance with GAAP on a review basis by independent certified public accountants of recognized standing acceptable to Lender, substantially in the same form (except for notes to the financial statements), all in reasonable detail and all being correct and complete in all material respects subject only to year end adjustments; together with; together with

(b)	Borrowers’ consolidating balance sheet as of the end of each such fiscal quarter and year-to-date and Borrowers’ consolidating statements of operations and cash flows for such periods; together with

(c)	the Compliance Certificate.

6.5 Annual Financial Statements. Not in limitation of the right of Lender to request other information, Borrowers shall deliver to Lender as soon as available and in any event within 120 days after the end of each of Borrowers’ fiscal years, each of the following:

(a)	Borrowers’ annual report on Form 10-K or, if Borrowers are no longer required to file reports with the Securities and Exchange Commission, their annual audit report for such year (consolidated and consolidating with each other), including therein their balance sheet as of the end of such fiscal year and their statements of operations, cash flows and changes in stockholders’ equity (consolidated and consolidating with each other) for such fiscal year, setting forth in comparative form the corresponding figures for the preceding fiscal year, prepared in accordance with GAAP, all in reasonable detail and in each case duly certified, without exception, by independent certified public accountants of recognized standing acceptable to Lender, together with each of the following:

(b)	all accompanying footnotes and a copy of the management letter, if any, issued by such accounting firm;

(c)	Borrowers’ consolidating balance sheet as of the end of each such fiscal year and Borrowers’ consolidating statements of operations and cash flows for such period; together with

(d)	the Compliance Certificate.

6.6 Projections. No later than thirty-one (31) days after the start of each Fiscal Year of Borrowers, monthly financial projections for such fiscal year and annual projections for each succeeding Fiscal Year of Borrowers in form satisfactory to Lender.

6.7 Customer Lists. Semiannually, a list of all of Borrowers’ customers and vendors, including the addresses, and telephone and facsimile numbers of such customers and vendors which lists shall be delivered within thirty (30) days of the end of the second fiscal quarter of each Fiscal Year and each Fiscal Year end.

6.8 Notice of Event of Default and Adverse Business Developments. Immediately after becoming aware of the existence of a Default or an Event of Default or after becoming aware of any developments or other information which is likely to result in a Material Adverse Effect, including, without limitation, the following:

(a) any dispute that may arise between either Borrower and any governmental regulatory body or law enforcement authority, including any action relating to any tax liability of either Borrower;

(b) any labor controversy resulting in or threatening to result in a strike or work stoppage against either Borrower;

(c) any proposal by any public authority to acquire the assets or business of either Borrower;

(d) the location of any Collateral other than at the applicable Borrower’s place of business or as permitted under this Agreement;

(e) any proposed or actual change of the applicable Borrower’s name, identity, state of organization or organizational structure; or

(f) any other matter which has resulted or may result in a Material Adverse Effect.

In each case, the applicable Borrower will provide Lender with telephonic notice followed by notice in a Record specifying and describing the nature of such Default, Event of Default or development or information, and such anticipated effect.

6.9 Other Information. Such other information respecting the financial condition of either Borrower or any Property of either Borrower in which Lender may have a lien as Lender may, from time to time, request. Each Borrower authorizes Lender to communicate directly with each such Borrower’s independent certified public accountants and authorizes those accountants to provide Lender with financial statements and to discuss with Lender the financial statements and tax information. On or before the date of this Agreement, each Borrower shall deliver to Lender a letter addressed to such accountants instructing them to comply with the provisions of this Section 6.9, and shall undertake best efforts to have such letter acknowledged by such accountants.

7. ACCOUNTING. Lender may from time to time render to Borrowers a statement of account with respect to Lender’s records as to the amounts owed by Borrowers under the Revolving Loan and the Term Loan. Lender may also from time to time otherwise account to Borrowers. Each and every statement of account or other account shall be deemed final, binding and conclusive upon Borrowers in all respects, as to all matters reflected therein, unless there exists manifest error or unless Borrowers, within thirty (30) days after the date the account was rendered, delivers to Lender notice in a Record of any objections which Borrowers may have to any such account and in that event only those items expressly objected to in such notice shall be deemed to be disputed. If Borrowers dispute the correctness of any statement, the notice given by Borrowers shall specify in detail the particulars of the basis for contending that such statement is incorrect.

8. AFFIRMATIVE COVENANTS. Each Borrower represents and warrants that, so long as it shall have any Obligations to Lender under this Agreement, each Borrower will:

8.1 Business and Existence. Preserve and maintain the applicable Borrower’s separate existence and rights, privileges and franchises.

8.2 Trade Names. Transact business in the applicable Borrower’s own name and invoice all of its receivables in its own name.

8.3 Transactions with Affiliates. Whenever the applicable Borrower’s engages in transactions with any of its Affiliates, conduct the same on an arms-length basis or other basis more favorable to such Borrower.

8.4 Taxes. Except as it relates to taxes, assessments, water and sewer rents, and other governmental charges, imposed upon the Mortgaged Premises which shall be governed by the applicable provisions of the Mortgage, pay and discharge all taxes, assessments, government charges and levies imposed upon the applicable Borrower, its income or its profits or upon any Property belonging to it prior to the date on which penalties attach thereto, except where (a) the failure to pay the same shall not result in a lien on any Collateral or (b) the failure to pay the same shall not cause or result in a Material Adverse Effect or (c) such taxes, assessments, government charges and levies are less than Five Thousand and 00/100 Dollars ($5,000.00) in the aggregate and the same are being contested in good faith by appropriate proceedings being diligently conducted.

8.5 Compliance with Laws. Comply with all Governmental Rules applicable to the applicable Borrower including, without limitation, all laws and regulations regarding the collection, payment and deposit of employees’ income, unemployment and Social Security taxes except where (a) the failure to so comply shall not result in a lien on any Collateral or (b) the failure to so comply shall not cause or result in a Material Adverse Effect.

8.6 Maintain Properties; Insurance. Safeguard and protect all Property used in the conduct of the applicable Borrower’s business (except that the maintenance of the Mortgaged Premises shall be governed by the applicable provisions of the Mortgage), and keep all of such Borrower’s Property insured with insurance companies licensed to do business in the states where the Property is located against loss or damage by fire or other risk under extended coverage endorsement and against theft, burglary, and pilferage together with such other hazards as Lender may from time to time request, in amounts satisfactory to Lender. The applicable Borrower shall annually, within thirty (30) days of the renewal date of each applicable policy of insurance, deliver to Lender the policy or policies of such insurance or certificates of insurance or other evidence of insurance in form and content satisfactory to Lender, all of which shall contain endorsements in form satisfactory to Lender naming Lender as lender loss payee and additional insured and providing that the insurance shall not be canceled, amended or terminated except upon thirty (30) days’ prior written notice to Lender. All insurance proceeds received by Lender shall be retained by Lender for application to the payment of such portion of the Obligations as Lender may determine in Lender’s sole and absolute discretion. The applicable Borrower shall promptly notify Lender of any event or occurrence causing a loss or decline in the value of Property insured in excess of Twenty-Five Thousand and 00/100 Dollars ($25,000.00) or the existence of an event justifying a claim under any insurance and the estimated amount thereof.

8.7 Business Records. Keep adequate records and books of account with respect to the applicable Borrower’s business activities in which proper entries are made in accordance with sound bookkeeping practices reflecting all financial transactions of such Borrower; and such Borrower shall maintain all of its Bank Accounts as set forth on Schedule 5.23 of this Agreement.

8.8 Litigation. Give Lender prompt notice of any suit at law or in equity against either Borrower involving money or property valued in excess of Twenty-Five Thousand and 00/100 Dollars ($25,000.00) except where the same is fully covered by insurance and the insurer has accepted liability therefor in writing.

8.9 Damage or Destruction of Collateral. Maintain or cause to be maintained the Collateral and all Properties of each Borrower in good condition and repair at all times, preserve the Collateral and all its other Properties from loss, damage, or destruction of any nature whatsoever and provide Lender with prompt notice in a Record of any destruction or substantial damage to any Collateral subject to Lender’s security interest having a market value in excess of Twenty-Five Thousand and 00/100 Dollars ($25,000.00) and of the occurrence of any condition or event which has caused, or may cause, loss or depreciation in the value of any Collateral in excess of Twenty-Five Thousand and 00/100 Dollars ($25,000.00).

8.10 Name Change. Provide Lender with not fewer than thirty (30) days notice in an Authenticated Record prior to any proposed change of name or the creation of any subsidiary.

8.11 Access to Books and Records. Provide Lender with such reports and with such access to the applicable Borrower’s books and records and permit Lender to copy and inspect such reports and books and records all as Lender deems necessary or desirable to enable Lender to monitor the credit facilities extended hereby. Lender may upon prior notice examine and inspect the Inventory, equipment or other Collateral and may examine, inspect and copy all books and records with respect thereto at any time during the applicable Borrower’s normal business hours. Each Borrower shall maintain full, accurate and complete records respecting Inventory, including a perpetual inventory, and all other Collateral at all times. Each Borrower will pay all costs to be paid on taxes, assessments, governmental charges or private encumbrances levied, assessed, imposed or payable upon or with respect to the Inventory, equipment or other Collateral or any part thereof.

8.12 Solvent. Continue to be Solvent.

8.13 Compliance With Environmental Laws. Comply with all applicable Environmental Laws.

8.14 Compliance with ERISA and other Employment Laws. Comply with all applicable provisions of ERISA and the Internal Revenue Code of 1986, as amended, and any other applicable laws, rules or regulations relating to the compensation of employees and funding of employee pension plans.

8.15 Proceeds of Collateral. Forthwith upon receipt, pay to Lender the proceeds of all Collateral, whereupon such proceeds shall be applied to the Obligations in such order and manner as shall be determined in the sole and absolute discretion of Lender.

8.16 Delivery of Documents. Notify Lender if any proceeds of Receivables shall include, or any of the Receivables shall be evidenced by, notes, trade acceptances or instruments or documents, or if any Inventory is covered by documents of title or chattel paper, whether or not negotiable, and if required by Lender, immediately deliver them to Lender appropriately endorsed. Each Borrower waives protest regardless of the form of the endorsement. If either Borrower fails to endorse any instrument or document, Lender is authorized to endorse it on the applicable Borrower’s behalf.

9. NEGATIVE COVENANTS. So long as Borrowers shall have any Obligation to Lender under this Agreement and unless Lender has first consented thereto in an Authenticated Record, Borrowers shall not in the collective aggregate:

9.1 Indebtedness. Create, incur, assume or suffer to exist, voluntarily or involuntarily, any Indebtedness, except (i) Obligations to Lender, (ii) trade debt incurred in the ordinary course of the applicable Borrower’s respective business; (iii) purchase money financing and equipment leases not to exceed Twenty-Five Thousand and 00/100 Dollars ($25,000.00) in any Fiscal Year in the aggregate for Borrowers; and (iv) existing Indebtedness described in Section 5.18 and/or on Schedule 5.18 related thereto.

9.2 Mergers; Consolidations; Acquisitions. Enter into any merger, consolidation, reorganization or recapitalization with any other Person; take any steps in contemplation of dissolution or liquidation; conduct any part of its business through any corporate subsidiary, unincorporated association or other Person; acquire the stock or assets of any Person, whether by merger, consolidation, purchase of stock or otherwise; or acquire all or any substantial part of the properties of any Person.

9.3 Sale or Disposition. Except for the contemplated sale of MEDSYSTEMS’ ALERT catheter product line to a European entity and except as it relates to the removal of fixtures on the Mortgaged Premises which shall be governed by the applicable provisions of the Mortgage, sell or dispose of all or any Properties or grant any Person an option to acquire any such Property, provided, however, that the foregoing shall not prohibit sales of Inventory in the ordinary course of the applicable Borrower’s business or dispositions of obsolete Inventory not included as Eligible Inventory in Borrowers’ reports to Lender or obsolete Equipment.

9.4 Defaults. Permit any landlord, mortgagee, trustee under deed of trust or lienholder to declare a default under any lease, mortgage, deed of trust or lien on real estate owned or leased by either Borrower, which default remains uncured after any stated cure period or for a period in excess of thirty (30) days from its occurrence, whichever is less, unless such default is being contested by the applicable Borrower in good faith by appropriate proceedings being diligently conducted.

9.5 Limitations on Liens. Except as it relates to any mortgage, pledge, lien, security interest (including, without limitation, a purchase money security interest), encumbrance, attachment, levy, distraint or other judicial process on or against the Mortgaged Premises which shall be governed by the applicable provisions of the Mortgage, suffer any lien, encumbrance, mortgage or security interest (other than liens created hereunder or liens relating to Indebtedness contemplated by Section 9.1 above) on any of its property, except such liens as appear on Schedule 5.17 attached hereto, if any, and any renewals, extensions or modifications thereof.

9.6 Dividends and Distributions. Pay any cash dividends, make any capital distribution in cash or other Property or return of capital, or purchase or redeem any of its stock or other securities, or retire any of its stock, or take any action which would have an effect equivalent to any of the foregoing.

9.7 Borrowers’ Names and Offices. Transfer either Borrower’s chief executive office or change its organizational name or office where it maintains its records (including computer printouts and programs) with respect to Receivables or any other Collateral, except with Lender’s prior consent in an Authenticated Record.

9.8 Fiscal Year. Change its Fiscal Year.

9.9 Change of Control/Management. Have (a) a chief executive officer other than David Bruce or David Jenkins or another qualified chief executive officer that is reasonably acceptable to Lender and is employed in such capacity, whether temporary or permanent, within sixty (60) days after his or her predecessor ceases to act in that capacity or (b) have a chief financial officer other than James Caruso or another qualified chief financial officer that is reasonably acceptable to Lender and is employed in such capacity, whether temporary or permanent, within sixty (60) days after his or her predecessor ceases to act in that capacity.

9.10 Guaranties; Contingent Liabilities. Assume, guarantee, endorse, contingently agree to purchase or otherwise become liable upon the obligation of any Person, except by the endorsement of negotiable instruments for deposit or collection or similar transactions in its ordinary course of business as currently conducted.

9.11 Removal of Collateral. Except as it relates to the removal of fixtures on the Mortgaged Premises which shall be governed by the applicable provisions of the Mortgage, remove, or cause or permit to be removed, any of the Collateral or other Property from the premises where such Collateral or Property is currently located and as set forth on Schedule 5.14, Schedule 5.15 or Schedule 5.16 of this Agreement, except for sales of Inventory in the ordinary course of business or dispositions of obsolete Inventory not included as Eligible Inventory in Borrowers’ reports to Lender or obsolete Equipment.

9.12 Transfer of Notes or Instruments. Sell, assign, transfer, discount or otherwise dispose of any promissory note or other instrument payable to it with or without recourse except in accordance with Section 8.16 and except Borrowers’ endorsements of checks in the ordinary course of business and necessary for collection for the benefit of Borrowers and/or Lender.

9.13 Settlements. Compromise, settle or adjust any claim relating to any of the Collateral unless specifically allowed by the General Security Agreement.

9.14 Change of Business. Cause or permit a change in the nature of its business as conducted on the date of this Agreement.

9.15 Change of Accounting Practices. Change the applicable Borrower’s present accounting principles or practices in any respect, except that upon notice to Lender in a Record Borrowers may change their accounting principles or practices consistent with GAAP.

9.16 Inconsistent Agreement. Enter into any agreement containing any provision which would be violated by the performance of Borrowers’ Obligations or other obligations under this Agreement or any other Loan Document.

9.17 Loan or Advances. Make any loans or advances to any Person, including without limitation any Affiliate of either Borrower or any stockholder or employee of any of the foregoing, other than travel advances and loans to its employees for expenses incurred in the ordinary course of business.

9.18 Investments. Make any investment in any Person including, without limitation, any Affiliate of either Borrower.

9.19 Affiliates or Subsidiaries. Form any Affiliates or subsidiaries not existing on the date hereof.

9.20 Term Loan Collateral Deficiency.

(a) Lender will test for the existence of a Term Loan Collateral Deficiency on each day, whether or not a Borrowing Base Certificate is submitted by Borrowers.

(b) In the event that a Term Loan Collateral Deficiency exists at any time, Borrowers hereby authorize Lender to retain from the cash proceeds collected from Borrowers’ Account Debtors an amount equal to such Term Loan Collateral Deficiency (such cash amount, as from time to time determined, being the “Cash Collateral”). Lender will retain the Cash Collateral as pledged collateral (the “Pledge of Cash Collateral”) in a specially designated Blocked Account maintained by Lender in the name of Lender at a financial institution acceptable to Lender and otherwise satisfactory to Lender in all respects to secure the payment of the Obligations until such time that as the Cash Collateral, or a portion thereof, is no longer needed to cure the applicable Term Loan Collateral Deficiency. At such time, that portion of the Cash Collateral no longer needed to cure the applicable Term Loan Collateral Deficiency will be released to Borrowers so long as no Default or Event of Default has occurred hereunder. If Lender is for any reason unable to retain or maintain any required Cash Collateral or Pledge of Cash Collateral, Borrowers shall immediately make payment to Lender in the amount of the required Cash Collateral. If Borrowers fail to do so after demand made by Lender, an Event of Default will have occurred under this Agreement.

9.21 Limitation on Transactions with Affiliates or Subsidiaries. Borrowers will not transact any business with any Affiliate or any Subsidiary in an amount which exceeds $200,000 in the aggregate during calendar year 2008. After calendar year 2008, Borrowers will not transact any business with any Affiliate or any Subsidiary.

9.22 EBITDA. Permit Borrowers’ EBITDA to be less than the following as at each testing date set forth below, compliance for this covenant to be determined based on the consolidated performance of both Borrowers for the applicable fiscal quarter without regard to Borrowers’ cumulative performance for the fiscal year to date:

Amount	Time Period
(negative) $1,500,000	as at March 31, 2008

(negative) $2,500,000	for the period from January 1, 2008, to and including June 30, 2008

(negative) $3,000,000	for the period from January 1, 2008, to and including September 30, 2008

(negative) $3,000,000	for the period from January 1, 2008, to and including December 31, 2008

(negative) $2,000,000	as at March 31, 2009 (based on a trailing 12 months)

(negative) $750,000	as at June 30, 2009 (based on a trailing 12 months)

(negative) $250,000	as at September 30, 2009 (based on a trailing 12 months)

(positive) $250,000	as at December 31, 2009 (based on a trailing 12 months)

(positive) $750,000	as at March 31, 2010, and as at each June 30, September 30, December 31 and March 31 thereafter (based on a trailing 12 months as at each such March 31, June 30, September 30, and December 31)

9.23 Capital Expenditures. Make or agree to make Capital Expenditures determined based on the consolidated financial statements of both Borrowers, without regard to any Affiliate or Subsidiary of either Borrower, in an amount which exceeds $500,000 during any one Fiscal Year.

10. CONDITIONS TO REVOLVING LOAN ADVANCES.

10.1 Lender’s Right to Take Certain Actions. Lender’s obligation to make any Revolving Loan Advance is subject to the condition that, as of the date of the Revolving Loan Advance, no Default or Event of Default shall have occurred and be continuing and that the matters set forth in Section 5 of this Agreement and the representations and covenants set forth in the other Loan Documents continue to be true and complete. Borrowers’ acceptance of each Revolving Loan Advance under this Agreement shall constitute a confirmation binding on Borrowers, as of the date of the Revolving Loan Advance, of the matters set forth in Section 5 of this Agreement, of the representations and covenants set forth in the other Loan Documents, and that no Default or Event of Default then exists. If requested by Lender, Borrowers shall further confirm such matters by delivery of a Record dated the day of the Revolving Loan Advance and signed by an authorized officer of Borrowers.

11. TERM. Unless sooner terminated by Lender pursuant to the terms of this Agreement, the period during which the Revolving Loan shall be available shall initially be a period commencing on the date hereof and concluding on the Termination Date.

12. EVENTS OF DEFAULT.

12.1 Defaults. The occurrence of any one or more of the following shall constitute an “Event of Default”:

(a) if either Borrower shall fail to make any payment when due on any Obligation under this Agreement or any other Loan Document; or

(b) if either Borrower shall fail to comply with any term, condition, covenant, warranty or representation contained in Section 6.1, Section 6.2, Section 6.8, Section 8.1, Section 8.4, Section 8.6, Section 8.11, Section 8.15, Section 9.1, Section 9.2, Section 9.3, Section 9.5, Section 9.7, Section 9.10, Section 9.11, Section 9.12, Section 9.22 and Section 9.23 of this Agreement; or

(c) if either Borrower shall fail to comply with any term, condition, covenant, warranty or representation contained in Articles 6, 8 or 9 of this Agreement (other than those set forth in subsection (b) above which are governed by said subsection (b)), provided, however, that if the applicable Borrower’s failure is capable of cure, Lender will provide such Borrower notice and 5 days opportunity to cure before an Event of Default is deemed to exist, provided further however that Lender will not be required to provide the foregoing notice and opportunity to cure, together with any similar notice and opportunity to cure required under any other subsection of this Section 12.1 or under any other Loan Document, more than twice in any one calendar year; or

(d) if either Borrower shall fail to comply with any term, condition, covenant or warranty of or in this Agreement other than in Articles 6, 8 or 9 of this Agreement, and such failure continues for a period in excess of fifteen (15) days after the earlier of (1) Borrowers’ knowledge that a default exists or (2) notice thereof is given by Lender to the applicable Borrower; or

(e) if either Borrower shall fail to comply with any term, condition, covenant, warranty or representation contained in any of the other Loan Documents or any other agreement between Lender and the applicable Borrower and such failure continues beyond any applicable grace or notice period; or

(f) if either Borrower shall cease to be Solvent, make an assignment for the benefit of its creditors, call a meeting of its creditors to obtain any general financial accommodation, suspend business or if any case under any provision of the Bankruptcy Code including provisions for reorganizations, shall be commenced by or against either Borrower or if a receiver, trustee or equivalent officer shall be appointed for all or any of the Properties of either Borrower; or

(g) if any statement or representation contained in any financial statement or certificate delivered by either Borrower to Lender shall be false, in any material respect, when made, or if of a continuing nature, becomes materially false; to the extent that any aforementioned statement or representation is made to the best of the information, knowledge or belief of Borrowers but the underlying statement or representation is nonetheless false or misleading in any material respect, an Event of Default will be deemed to have occurred hereunder if Borrowers fail to correct the condition underlying the statement or representation within twenty (20) days after notice from Lender to do so; or

(h) if Borrowers’ independent public accountants shall refuse to deliver any financial statement required by this Agreement; or

(i) if a judgment (other than a judgment where the claim is fully covered by insurance and the insurance company has accepted liability therefore in writing) shall be entered against either Borrower in any action or proceeding and shall not be stayed, vacated, bonded, paid or discharged within twenty (20) days after the earlier of (1) Borrowers’ knowledge that the judgment has been entered or (2) notice thereof is given by Lender to the applicable Borrower, it being understood that an Event of Default will have occurred only after the expiration of the aforesaid 20-day period, provided further however that Lender will not be required to provide the foregoing 20-day period, together with any similar notice or similar time period for cure required under any other subsection of this Section 12.1 or under any other Loan Document, more than twice in any one calendar year; or

(j) if any obligation of either Borrower in respect of any Indebtedness (other than Indebtedness to Lender) exceeding in the aggregate Fifty Thousand and 00/100 Dollars ($50,000.00) shall be declared to be or shall become due and payable prior to its stated maturity or such obligation shall not be paid as and when the same becomes due and payable; or there shall occur any event or condition which constitutes an event of default under any mortgage, indenture, instrument, agreement or evidence of Indebtedness relating to any obligation of either Borrower in respect of any such Indebtedness the effect of which is to permit the holder or the holders of such mortgage, indenture, instrument, agreement or evidence of Indebtedness, or a trustee, agent or other representative on behalf of such holder or holders, to cause the Indebtedness evidenced thereby to become due prior to its stated maturity; or

(k) the occurrence and continuance of any Material Adverse Effect, provided, however, that if the Material Adverse Effect is capable of cure, Lender will provide Borrowers notice and 5 days opportunity to cure before an Event of Default is deemed to exist, provided further however that Lender will not be required to provide the foregoing notice and opportunity to cure, together with any similar notice and opportunity to cure required under any other subsection of this Section 12.1 or under any other Loan Document, more than twice in any one calendar year.

Upon any Event of Default, Lender may terminate this Agreement without prior notice or demand to either Borrower or may demand payment in full of all Obligations (whether otherwise then payable on demand or not) without terminating this Agreement and upon the occurrence of any Event of Default or event which the giving of notice or passage of time would become such an Event of Default, shall, in any event, be under no further responsibility to extend any credit or afford any financial accommodation to either Borrower, whether under this Agreement or otherwise.

12.2 Obligations Immediately Due. Upon the Termination Date, all of Borrowers’ Obligations to Lender including, but not limited to, the Revolving Loan and the Term Loan shall immediately become due and payable without further notice or demand.

12.3 Continuation of Security Interests. Notwithstanding any termination, until all Obligations of Borrowers shall have been fully paid and satisfied, Lender shall retain all security in and title to all existing and future Collateral held by Lender under the General Security Agreement or under any other Loan Document and Borrowers shall continue to assign Receivables and consign Inventory to Lender and continue to turn over all proceeds of Collateral to Lender.

13. REMEDIES OF LENDER. Upon the occurrence of any Event of Default or upon any termination of this Agreement, then Lender shall have, in addition to all of its other rights under this Agreement all of the rights and remedies provided in the General Security Agreement.

14. GENERAL PROVISIONS.

14.1 Rights Cumulative. Lender’s rights and remedies under this Agreement shall be cumulative and non-exclusive of any other rights or remedies which Lender may have under any other agreement or instrument, by operation of law or otherwise.

14.2 Successors and Assigns. This Agreement is entered into for the benefit of the parties hereto and their successors and assigns. It shall be binding upon and shall inure to the benefit of the parties, their successors and assigns. Lender shall have the right, without the necessity of any further consent or authorization by Borrowers, to sell, assign, securitize or grant participation in all, or a portion of, Lender’s interest in the Revolving Loan and the Term Loan, to other financial institutions of the Lender’s choice and on such terms as are acceptable to Lender in its sole discretion. Lender shall give Borrowers notice of any such sale, assignment or participation.

14.3 Notice. Wherever this Agreement provides for notice to any party (except as expressly provided to the contrary), it shall be given by messenger, facsimile, certified U.S. mail with return receipt requested, or nationally recognized overnight courier with receipt requested, effective when either received or receipt rejected by the party to whom addressed, or by electronic mail, and shall be addressed as follows, or to such other address as the party affected may hereafter designate (notices sent to MEDSYSTEMS will be deemed to be notices sent to PROCATH, without need for a separate notice to be sent to PROCATH):

If to Lender:	Keltic Financial Partners, LP
Attn: John P. Reilly, Managing Partner
580 White Plains Road
Suite 610
Tarrytown, New York 10591
	Telephone:	914-921-3555 (ext. 208)
	Facsimile:	914-921-1154
	E-mail:	both of aliobis@kelticfinancial.com and
jreilly@kelticfinancial.com

With a copy to:	Lender’s counsel:
Meyner and Landis, LLP
Suite 2500
One Gateway Center
Newark, New Jersey 07102
Attn: John N. Malyska, Esq.
	Telephone:	973-624-2800 Ext. 442
	Facsimile:	973-624-0356
	E-mail:	jmalyska@meyner.com

If to Borrowers:	EP MEDSYSTEMS, INC.
575 Route 73 North
Building D
West Berlin, New Jersey 08091
Attn: James Caruso, CFO
	Telephone:	856-753-8533
	Facsimile:	856-753-8544
	E-mail:	jcaruso@epmedsystems.com

With a copy to:	Borrowers’ counsel:
Morgan Lewis & Bockius LLP
1701 Market Street
Philadelphia, Pennsylvania 19103
Attn: Joanne R. Soslow, Esq.
	Telephone:	215-963-5262
	Facsimile:	215-963-5001
	E-mail:	jsoslow@morganlewis.com

14.4 Strict Performance. The failure, at any time or times hereafter, to require strict performance by Borrowers of any provision of this Agreement shall not waive, affect or diminish any right of Lender thereafter to demand strict compliance and performance therewith. Any suspension or waiver by Lender of any Default or Event of Default by Borrowers under this Agreement or any other Loan Document shall not suspend, waive or affect any other Default or Event of Default by Borrowers under this Agreement or any other Loan Document, whether the same is prior or subsequent thereto and whether of the same or a different type.

14.5 Waiver. Each Borrower waives presentment, protest, notice of dishonor and notice of protest upon any instrument on which it may be liable to Lender as maker, endorser, guarantor or otherwise.

14.6 Construction of Agreement. The parties hereto agree that the terms and language of this Agreement were the result of negotiations between the parties, and, as a result, there shall be no prescription that any ambiguities in this Agreement shall be resolved against any party. Any controversy over the construction of this Agreement shall be decided mutually without regard to events of authorship or negotiation.

14.7 Expenses. If, at any time or times prior or subsequent to the date hereof, regardless of whether or not a Default or an Event of Default then exists or any of the transactions contemplated under this Agreement are concluded, Lender employs counsel for advice or other representation, or incurs legal expenses, or consulting fees and expenses, or other costs or out-of-pocket expenses in connection with: (A) the negotiation and preparation of this Agreement or any other Loan Document, or any amendment of or modification of this Agreement or any other Loan Document; (B) the administration of this Agreement or any of the other Loan Documents and the transactions contemplated hereby and thereby; (C) periodic audits and appraisals performed by Lender; (D) any litigation, contest, dispute, suit, proceeding or action (whether instituted by Lender, either Borrower or any other Person) in any way relating to the Collateral, this Agreement or any other Loan Document or either Borrower’s affairs; (E) the perfection of any lien on the Collateral; (F) any attempt to enforce any rights or remedies of Lender against either Borrower or any other Person which may be obligated to Lender by virtue of this Agreement or any other Loan Document including, without limitation, the Account Debtors; or (G) any attempt to inspect, verify, protect, preserve, restore, collect, sell, liquidate or otherwise dispose of or realize upon the Collateral; then, in any such event, the reasonable attorneys’ fees and expenses arising from such services and all expenses, costs, charges and other fees of such counsel of Lender or relating to any of the events or actions described in this Section 14.7 shall be payable by Borrowers to Lender, and shall be additional Obligations under this Agreement secured by the Collateral. Additionally, if any taxes (excluding taxes imposed upon or measured by the net income of Lender, but including any intangibles tax, stamp tax or recording tax) shall be payable on account of the execution or delivery of this Agreement, or the execution, delivery, issuance or recording of any other Loan

Document, or the creation of any of the Obligations under this Agreement, by reason of any existing or hereafter enacted federal or state statute, each Borrower will pay (or will promptly reimburse Lender for the payment of) all such taxes including, but not limited to, any interest and penalties thereon, and will indemnify, defend and hold Lender harmless from and against any liability in connection therewith. Borrowers shall also reimburse Lender for all other expenses incurred by Lender in connection with the transactions contemplated under this Agreement or the other Loan Documents, including, without limitation, fees in connection with any bank account, the Lockbox, wire charges, automatic clearing house fees and other similar costs and expenses.

14.8 Reimbursements Charged to Revolving Loan. With respect to any amount advanced by Lender and required to be reimbursed by Borrowers pursuant to the foregoing provisions of Section 14.7, it is hereby agreed that Lender may charge any such amount to the Revolving Loan on the dates such reimbursement is made. Each Borrower’s obligations under Section 14.7 are joint and several and shall survive termination of the other provisions of this Agreement.

14.9 Waiver of Right to Jury Trial.

(a) Borrowers and Lender recognize that in matters related to the Loan and this Agreement, and as it may be subsequently modified and/or amended, any such party may be entitled to a trial in which matters of fact are determined by a jury (as opposed to a trial in which such matters are determined by a federal or state judge). By execution of this Agreement, Lender and Borrowers will give up their respective right to a trial by jury. Borrowers and Lender each hereby expressly acknowledged that this waiver is entered into to avoid delays, minimize trial expenses, and streamline the legal proceedings in order to accomplish a quick resolution of claims arising under or in connection with the Revolving Note and this Agreement.

(b) WAIVER OF JURY TRIAL. TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, BORROWERS AND LENDER EACH HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT THAT EITHER BORROWERS OR LENDER MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION, DIRECTLY OR INDIRECTLY, AT ANY TIME ARISING OUT OF, UNDER, OR IN CONNECTION WITH THE REVOLVING LOAN, THIS AGREEMENT, OR ANY TRANSACTION CONTEMPLATED THEREBY OR HEREBY, BEFORE OR AFTER MATURITY.

(c) CERTIFICATIONS. EACH BORROWER HEREBY CERTIFIES THAT NEITHER ANY REPRESENTATIVE NOR AGENT OF LENDER NOR LENDER’S COUNSEL HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED THAT LENDER WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER. EACH BORROWER ACKNOWLEDGES THAT LENDER HAS BEEN INDUCED TO ENTER INTO THE TRANSACTION BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATION HEREIN.

14.10 Indemnification by Borrowers/Waiver of Claims. Each Borrower hereby covenants and agrees to indemnify, defend (with counsel selected by Lender) and hold harmless Lender and its officers, partners, employees, consultants and agents from and against any and all claims, damages, liabilities, costs and expenses (including, without limitation, the actual fees and expenses of counsel) which may be incurred by or asserted against Lender or any such other Person in connection with:

(a) any investigation, action or proceeding arising out of or in any way relating to this Agreement, any of the Revolving Loan and the Term Loan, any of the other Loan Documents, any other agreement relating to any of the Obligations, any of the Collateral, or any act or omission relating to any of the foregoing; or

(b) any taxes, liabilities, claims or damages relating to the Collateral or Lender’s liens thereon; or

(c) the correctness, validity or genuineness of any instrument or document that may be released or endorsed to either Borrower by Lender (which shall automatically be deemed to be without recourse to Lender in any event), or the existence, character, quantity, quality, condition, value or delivery of any goods purporting to be represented by any such documents; or

(d) any broker’s commission, finder’s fee or similar charge or fee in connection with the Revolving Loan and the transactions contemplated in this Agreement.

Notwithstanding anything contained herein to the contrary, the foregoing indemnity obligations shall not apply to any claims, damages, liabilities, costs and costs attributable to Lender’s willful misconduct.

14.11 Savings Clause for Indemnification. To the extent that the undertaking to indemnify, pay and hold harmless set forth in Section 14.10 above may be unenforceable because it is violative of any law or public policy, Borrowers shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all matters referred to under Section 14.10.

14.12 Waiver. To the extent permitted by applicable law, no claim may be made by Borrowers or any other Person against Lender or any of its Affiliates, partners, officers, employees, agents, attorneys or consultants for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract, tort or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or the other Loan Documents or any act, omission or event occurring in connection therewith; and each Borrower hereby waives, releases and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor. Neither Lender nor any of its Affiliates, partners, officers, employees, agents, attorneys or consultants shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or the transactions contemplated hereby, except for its or their own negligence or willful misconduct.

14.13 Entire Agreement; Amendments; Lender’s Consent. This Agreement (including the Exhibits and Schedules thereto) and the other Loan Documents supersede, with respect to their subject matter, all prior and contemporaneous agreements, understandings, inducements or conditions between the respective parties, whether express or implied, oral or written. No amendment or waiver of any provision of this Agreement or any other Loan Document, nor consent to any departure by either Borrower therefrom, shall in any event be effective unless the same shall be in a Record Authenticated by Lender, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

14.14 Cross Default; Cross Collateral. Each Borrower hereby agrees that (a) all other agreements between either Borrower and Lender are hereby amended so that an Event of Default under this Agreement is an Event of Default under all such other agreements and an Event of Default under any one of the other agreements is an Event of Default under this Agreement, and (b) the Collateral under this Agreement secures the Obligations now or hereafter outstanding under all other agreements between either Borrower and Lender and the Collateral pledged under any other agreement with Lender secures the Obligations under this Agreement.

14.15 Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.

14.16 Severability of Provisions. Any provision of this Agreement or any of the other Loan Documents that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or the other Loan Documents or affecting the validity or enforceability of such provision in any other jurisdiction.

14.17 Table of Contents; Headings. The table of contents and headings preceding the text of this Agreement are inserted solely for convenience of reference and shall not constitute a part of this Agreement or affect its meaning, construction or effect.

14.18 Exhibits and Schedules. All of the Exhibits and Schedules to this Agreement are hereby incorporated by reference herein and made a part hereof.

15. GOVERNING LAW; CONSENT TO JURISDICTION.

15.1 THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF NEW YORK, AND MADE BY LENDER AND ACCEPTED BY BORROWERS IN THE STATE OF NEW YORK, AND THE PROCEEDS OF THE REVOLVING NOTE AND THE TERM NOTE DELIVERED PURSUANT THERETO WERE DISBURSED FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREIN, AND IN ALL RESPECTS, INCLUDING MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND

CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA EXCEPT THAT AT ALL TIMES THE PROVISIONS FOR THE CREATION, PERFECTION, AND ENFORCEMENT OF THE LIENS AND SECURITY INTERESTS CREATED PURSUANT HERETO AND PURSUANT TO THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED ACCORDING TO THE LAW OF THE STATE IN WHICH THE APPLICABLE INDIVIDUAL PROPERTY IS LOCATED, IT BEING UNDERSTOOD THAT, TO THE FULLEST EXTENT PERMITTED BY THE LAW OF SUCH STATE, THE LAW OF THE STATE OF NEW YORK SHALL GOVERN THE VALIDITY AND THE ENFORCEABILITY OF ALL LOAN DOCUMENTS AND ALL OF THE INDEBTEDNESS OR OBLIGATIONS ARISING HEREUNDER OR THEREUNDER. TO THE FULLEST EXTENT PERMITTED BY LAW, LENDER AND BORROWERS HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVE ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT, THE REVOLVING NOTE AND THE TERM NOTE; AND THIS AGREEMENT, THE REVOLVING NOTE AND THE TERM NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

15.2 ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER OR EITHER BORROWER, ANY GUARANTOR OR OTHER PARTY TO THIS TRANSACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE INSTITUTED IN THE SOLE OPTION OF LENDER IN ANY FEDERAL OR STATE COURT LOCATED IN WESTCHESTER COUNTY, NEW YORK, PURSUANT TO § 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, AND LENDER AND BORROWERS WAIVE ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND LENDER AND EACH BORROWER HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING. EACH BORROWER SHALL DESIGNATE FROM TIME TO TIME AN AUTHORIZED AGENT HAVING AN OFFICE IN THE STATE OF NEW YORK TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT LOCATED IN NEW YORK, NEW YORK, AND AGREES THAT SERVICE OF PROCESS UPON SUCH AGENT AT SUCH ADDRESS AND WRITTEN NOTICE OF SUCH SERVICE ON SUCH BORROWER MAILED OR DELIVERED TO SUCH BORROWER IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON SUCH BORROWER IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK. EACH BORROWER (1) SHALL GIVE PROMPT NOTICE TO LENDER OF ANY CHANGE OF ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (2) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK (WHICH OFFICE SHALL BE DESIGNATED AS THE ADDRESS FOR SERVICE OF PROCESS), AND (3) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE IN WESTCHESTER COUNTY, NEW YORK OR IS DISSOLVED WITHOUT

LEAVING A SUCCESSOR. EACH BORROWER REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS CONSENT TO JURISDICTION PROVISION WITH ITS LEGAL COUNSEL, AND HAS MADE THIS WAIVER KNOWINGLY AND VOLUNTARILY.

THIS IS THE LAST PAGE OF THIS DOCUMENT.

THE NEXT PAGE IS THE SIGNATURE PAGE.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers thereunto duly authorized on the day and year first above written.

KELTIC FINANCIAL PARTNERS, LP

	By:	Keltic Financial Services LLC,
its general partner

	By:	/s/ John P. Reilly
John P. Reilly
Managing Partner

WITNESS AS TO BOTH:	EP MEDSYSTEMS, INC.

/s/ David I. Bruce	By:	/s/ James J. Caruso
David I. Bruce		James J. Caruso

PROCATH CORPORATION

	By:	/s/ James J. Caruso
James J. Caruso